                                                                     Exhibit 2.1

                                          [Execution Copy]
================================================================================



                           STOCK PURCHASE AGREEMENT


                                by and between


                           THE FAILURE GROUP, INC.,
                            a Delaware corporation,


                                      and


                           EQE INTERNATIONAL, INC.,
                           a California corporation




                           Dated September 18, 1997


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

                                   ARTICLE I
                            THE SALE OF THE SHARES

  1.1   The Sale of the Shares..............................................  1
  1.2   Purchase Price and Payment for the Shares...........................  1
  1.3   Determination of Book Value of the Company..........................  2
  1.4   Certain Accounts....................................................  3
  1.5   Closing; Closing Date...............................................  3
  1.6   Delivery by Selling Shareholder.....................................  4
  1.7   Delivery by the Purchaser...........................................  4
  1.8   Related Agreements..................................................  4
  1.9   Disclosure Schedule.................................................  4

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  2.1   Organization of the Selling Shareholder and the Company.............  5
  2.2   Company Capital Structure...........................................  5
  2.3   Subsidiaries........................................................  6
  2.4   Authority...........................................................  6
  2.5   No Conflict.........................................................  6
  2.6   Authorizations, Etc.................................................  7
  2.7   Company Financial Statements........................................  7
  2.8   No Undisclosed Liabilities..........................................  7
  2.9   No Changes..........................................................  8
  2.10  Tax and Other Returns and Reports................................... 10
  2.11  Restrictions on Business Activities................................. 12
  2.12  Title of Properties:  Absence of Liens and Encumbrances............. 12
  2.13  Intellectual Property............................................... 13
  2.14  Agreements, Contracts and Commitments............................... 14
  2.15  Interested Party Transactions....................................... 15
  2.16  Litigation.......................................................... 16
  2.17  Accounts Receivable................................................. 16
  2.18  Books and Records................................................... 16
  2.19  Environmental Matters............................................... 17
  2.20  Employee Benefit Plans.............................................. 18
  2.21  Permits and Other Operating Rights.................................. 20
  2.22  Labor............................................................... 20
  2.23  Insurance........................................................... 21
  2.24  Assets and Properties Necessary to Operate Company's Business....... 21


  2.25  Legal Compliance.................................................... 21
  2.26  No Brokers, Etc..................................................... 22
  2.27  Full Disclosure..................................................... 22

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  3.1   Organization, Standing and Power.................................... 22
  3.2   Authority........................................................... 23
  3.3   No Conflict......................................................... 23
  3.4   Authorizations, Etc................................................. 23
  3.5   No Brokers, Etc..................................................... 23
  3.6   Purchaser Financial Statements...................................... 24
  3.7   No Undisclosed Liabilities.......................................... 24
  3.8   No Changes.......................................................... 24
  3.9   Litigation.......................................................... 25
  3.10  Legal Compliance.................................................... 25
  3.11  Ability to Pay Promissory Note...................................... 25

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

  4.1   Commercially Reasonable Efforts..................................... 25
  4.2   Expenses............................................................ 26
  4.3   Confidentiality..................................................... 26
  4.4   Books and Records................................................... 26
  4.5   Guarantee of Accounts Receivable.................................... 27

                                   ARTICLE V
                                INDEMNIFICATION

  5.1   Survival of Representations and Warranties.......................... 28
  5.2   Indemnification by the Selling Shareholder.......................... 28
  5.3   Indemnification by Purchaser........................................ 30
  5.4   General Indemnification Provisions.................................. 31
  5.5   Limitations on Indemnification...................................... 32
  5.6   Right to Off-set.................................................... 33

                                   ARTICLE VI
                                  TAX MATTERS

  6.1   Additional Tax Matters.............................................. 33
  6.2   Other Tax Matters................................................... 34

                                  ARTICLE VII
                     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

  7.1   Employment.......................................................... 36
  7.2   Employee Benefit Plans.............................................. 36

                                  ARTICLE VIII
                               GENERAL PROVISIONS

  8.1   Notices............................................................. 37
  8.2   Interpretation...................................................... 38
  8.3   Entire Agreement.................................................... 38
  8.4   Severability........................................................ 38
  8.5   Governing Law; Jurisdiction......................................... 38
  8.6   Rules of Construction............................................... 39
  8.7   Counterparts........................................................ 39
  8.8   Specific Performance................................................ 39
  8.9   Disclosure Schedule................................................. 39
  8.10  Assignment.......................................................... 39
  8.11  No Third-Party Beneficiaries........................................ 39
  8.12  Amendment, Other Remedies and Waiver................................ 40
  8.13  Further Assurances.................................................. 40
  8.14  Amendment........................................................... 40
  8.15  Extension; Waiver................................................... 40
  8.16  Public Announcements................................................ 41

                                   EXHIBITS

Exhibit A.........................................................Form of Note
Exhibit B......................................Transitional Services Agreement
Exhibit C...........................................Software License Agreement

                                   SCHEDULES

3.3......................................................Conflicting Documents
3.4....................................................Consents Required, Etc.
3.8............................................................Certain Changes
3.9....................................................................Actions
7.1...................................................................Reserved
7.2..............................................Plans Continued After Closing

                              DISCLOSURE SCHEDULE

                             LIST OF DEFINED TERMS

The following terms are defined on the pages indicated below.

Accounts Receivable..........................................................16
Action........................................................................8
Affiliate.....................................................................5
Associate.....................................................................5
Balance Sheet.................................................................7
Book Value....................................................................2
Books and Records............................................................17
Business Employee............................................................19
Claims.......................................................................18
Closing.....................................................................1,3
Closing Date..................................................................4
Closing Date Balance Sheet....................................................2
Code.........................................................................11
Collection Period............................................................27
Commitments..................................................................15
Company.......................................................................1
Company Intellectual Property................................................13
Compensation Plans............................................................9
Disclosing Party.............................................................26
Easement Rights..............................................................12
Encumbrances..................................................................1
Environmental Claims.........................................................18
Environmental Law............................................................18
Environmental Permit.........................................................18
ERISA........................................................................19
ERISA Affiliate..............................................................19
Final Adjustment Certificate..................................................2
Financial Statements..........................................................7
GAAP..........................................................................7
Governmental Authority........................................................8
Governmental Order............................................................8
Hazardous Material...........................................................18
Indemnitee...................................................................31
Indemnitor...................................................................31
Independent Auditor...........................................................3
Initial Adjustment Certificate................................................2
Initial Purchase Price........................................................2
IRS..........................................................................19
Leased Real Property.........................................................12
Liabilities...................................................................7
Liability.....................................................................7
Losses.......................................................................31


Material Adverse Effect.......................................................5
Note..........................................................................2
Permitted Liens..............................................................13
Person........................................................................5
Plans........................................................................19
Pre-Closing Period...........................................................34
Pre-Closing Return...........................................................34
Proposed Purchase Price.......................................................2
Proposed Settlement..........................................................34
Purchase Price................................................................1
Purchaser.....................................................................1
Purchaser Financial Statements...............................................24
Purchaser Indemnified Parties................................................28
Purchaser Loss...............................................................28
Purchaser Tax Loss...........................................................30
Real Property................................................................12
Receiving Party..............................................................26
Related Agreements............................................................4
Related Person...............................................................15
Release......................................................................18
Security.....................................................................16
Selling Shareholder...........................................................1
Selling Shareholder Indemnified Parties......................................30
Selling Shareholder Loss.....................................................30
Selling Shareholder Tax Loss.................................................31
Selling Shareholder's Group..................................................30
Settlement Date...............................................................3
Shares........................................................................1
Straddle Period..............................................................34
Straddle Return..............................................................34
Tax..........................................................................11
Tax Claim....................................................................33
Tax Return...................................................................11
Taxing Authority.............................................................12
Third Party Claims...........................................................31

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 18th day of September, 1997, by and among The Failure Group, Inc., a Delaware corporation (the "SELLING SHAREHOLDER"), and EQE International, Inc., a California corporation (the "PURCHASER").

                                    RECITALS

     A. The Selling Shareholder owns all of the outstanding shares (the "SHARES") of Common Stock of PLG, Inc., a Washington, D.C. corporation and wholly-owned subsidiary of the Selling Shareholder (the "COMPANY"), representing all of the outstanding shares of all classes of capital stock of the Company.

     B. The Selling Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Selling Shareholder, all the Shares in exchange for the Purchaser's promissory note, as hereinafter specifically provided.

     C. The Selling Shareholder and the Purchaser desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

                             THE SALE OF THE SHARES

     1.1  The Sale of the Shares.  Upon the terms of this Agreement, the Selling
          ----------------------
Shareholder hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases and accepts from the Selling Shareholder, in reliance upon the representations, warranties and agreements of the Selling Shareholder and the Purchaser contained herein, the Shares, free and clear of all Encumbrances (as defined below). For purposes of this Agreement, the term "ENCUMBRANCES" shall mean any security interest, pledge, mortgage, lien (including environmental liens), charge, adverse claim or restriction of any kind, whether created by law or in equity, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     1.2  Purchase Price and Payment for the Shares.   The Purchase Price for
          -----------------------------------------
the Shares (the "PURCHASE PRICE") shall equal the sum of the Book Value (as defined in Section 1.3) and $600,000. Upon the terms of this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Shares from the Selling Shareholder to the

Purchaser, the Purchaser hereby executes, transfers and delivers to the Selling Shareholder an unsecured, subordinated promissory note of the Purchaser substantially in the form of Exhibit A (the "NOTE"). The Note as delivered herewith is in a principal amount equal to an estimate of the Purchase Price as determined in good faith by the Selling Shareholder pursuant to Section 1.3. The parties hereby agree to amend the Note to reflect any adjustment in such estimate (determined as provided in Section 1.3.).

     1.3  Determination of Book Value of the Company.  The Book Value of the
          ------------------------------------------
Company shall be determined as follows:

          (a) For purposes of this Agreement, the term "BOOK VALUE" shall mean the excess of the total assets of the Company over the total liabilities of the Company as of the close of business on the Closing Date (as defined below) as determined pursuant to this Section 1.3, as and to the extent such assets and liabilities are included in the Closing Date Balance Sheet (as defined below). Book Value shall be calculated from the books and records of the Company in accordance with GAAP applied on a basis consistent with the Financial Statements (as defined below).

          (b) For purposes of determining the principal amount of the Note as delivered by the Purchaser to the Selling Shareholder on the Closing Date, concurrently with the execution and delivery of this Agreement, Book Value and the Purchase Price shall be estimated in good faith by the Selling Shareholder and set forth, together with a reasonably detailed statement of the calculation thereof, in a certificate (the "INITIAL ADJUSTMENT CERTIFICATE") delivered herewith to the Purchaser. The Selling Shareholder shall be entitled to call upon, and to receive, the assistance of its outside auditors in the preparation of the Initial Adjustment Certificate. For purposes of this Agreement, the Purchase Price as so estimated and so reflected in the Note as then delivered shall mean the "INITIAL PURCHASE PRICE."

          (c) On or before 15 calendar days after the Closing Date, the Selling Shareholder shall deliver to the Purchaser a balance sheet of the Company as of the close of business on the Closing Date (the "CLOSING DATE BALANCE SHEET") and the Selling Shareholder's proposed final calculation of Book Value (which shall be derived from such Closing Date Balance Sheet), together with reasonably detailed supporting documentation, in a certificate (the "FINAL ADJUSTMENT CERTIFICATE") which shall set forth in reasonable detail (i) the nature and extent of each and every variance, if any, between the amounts estimated in the Initial Adjustment Certificate and the amounts set forth in the Final Adjustment Certificate and (ii) the proposed final Purchase Price (whether or not resulting from any such variance) (the "PROPOSED PURCHASE PRICE"). The Selling Shareholder shall be entitled to call upon, and to receive, the assistance of its auditors in the preparation of the Final Adjustment Certificate.

          (d) Upon completion of the Final Adjustment Certificate and such supporting documentation, the Selling Shareholder shall deliver the same to the Purchaser. Upon delivery of such materials, the Purchaser shall have 45 calendar days therefrom in which to notify the Selling Shareholder of any objection with respect to the proposed adjustment (if any) to the Initial Purchase Price and/or the Proposed Purchase Price set forth in the Final Adjustment Certificate. Such notice shall specify in reasonable detail the particulars of such disagreement and the Purchaser's proposed alternative calculation of the Proposed Purchaser Price and/or the adjustment to the Initial Purchase Price. If such notice is given and the parties are unable to resolve their disagreements within 15 days' of the Selling Shareholder's receipt of such notice, the matter in dispute shall be resolved as soon as practicable by Ernst & Young LLP (the "INDEPENDENT AUDITOR"). Within 30 days after submission, the Independent Auditor shall render its final decision, with such determination being binding and conclusive upon the Purchaser and the Selling Shareholder without further appeal therefrom. The Purchaser and the Selling Shareholder shall bear equally the fees and expenses of the Independent Auditor. In the event that the Purchaser fails to notify the Selling Shareholder within the 45-day period specified in this Section 1.3(d) of any objection with respect to the Proposed Purchase Price and the proposed adjustment to the Initial Purchase Price, if any, set forth in the Final Adjustment Certificate, the matters set forth therein shall be deemed to be final, conclusive and binding on the parties. The date upon which the Final Adjustment Certificate shall be deemed to be final, conclusive and binding pursuant to this Section 1.3(d) shall be the "SETTLEMENT DATE."

          (e) On the fourth business day following the Settlement Date, the parties shall execute and deliver an amended and restated Note which reflects either (i) a reduction of the principal amount thereof equal to the amount, if any, by which the Initial Purchase Price exceeds the Proposed Purchase Price, or
(ii) an increase in the principal amount thereof equal to the amount, if any, by which the Proposed Purchase Price exceeds the Initial Purchase Price.

          (f) The Selling Shareholder shall cooperate with the Purchaser in the Purchaser's review of the Initial Adjustment Certificate and the Final Adjustment Certificate and shall provide the Purchaser and its employees and agents (including accountants) full access to the books, records, work papers, information, facilities and employees of the Selling Shareholder used to prepare the Initial Adjustment Certificate and the Final Adjustment Certificate.

     1.4  Certain Accounts.  Notwithstanding any other provision of this
          ----------------
Agreement, all indebtedness and all accounts or notes receivable and accounts payable of the Company, in each case arising from transactions between the Company, on the one hand, and the Selling Shareholder and/or its Affiliates, on the other, including indebtedness and accounts reflected on the accounting records of any of such Person, shall be paid in full and thereby discharged immediately before the Closing, and no such indebtedness or accounts shall be reflected on the Closing Date Balance Sheet or on the accounting records of the Company as of the Closing Date.

     1.5  Closing; Closing Date.  The deliveries provided by Sections 1.6 and
          ---------------------
1.7 will take place at 5:00 p.m., local time, on September 18, 1997 at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111. The closing of the transactions contemplated hereby (the "CLOSING") shall be deemed to have occurred as of 11:59 p.m., San Francisco time, on such date. For purposes of this

Agreement, such date shall constitute the "CLOSING DATE." Simultaneously with the Closing, the Selling Shareholder shall put the Purchaser into full and actual possession, enjoyment and operating control of the Shares and the assets and business of the Company.

     1.6  Delivery by Selling Shareholder.  Concurrently with the execution and
          -------------------------------
delivery of this Agreement, the Selling Shareholder shall deliver to the Purchaser the following:

          (a) A certificate registered in the Selling Shareholder's name representing all the Shares, duly endorsed in blank for transfer or accompanied by (i) duly executed stock powers assigning the Shares in blank and (ii) all necessary transfer tax and other revenue stamps affixed and cancelled (together with receipts for the payment by the Selling Shareholder of any requisite transfer tax or stock transfer tax stamps);

          (b) Each Related Agreement (as defined below) to which the Selling Shareholder or the Company is a party, duly executed by the Selling Shareholder or the Company, as the case may be;

          (c) Resignations effective as of the Closing of all the officers and directors of the Company; and

          (d) The Articles of Incorporation and Bylaws, each as amended to date, minute books, stock transfer books and corporate seals of the Company.

     1.7  Delivery by the Purchaser.  Concurrently with the execution and
          -------------------------
delivery of this Agreement, the Purchaser shall deliver to the Selling Shareholder the following:

          (a) The Note (as provided in Section 1.2);

          (b) Each Related Agreement (as defined below) to which the Purchaser is a party, duly executed by the Purchaser.

     1.8  Related Agreements.  Concurrently with the execution and delivery of
          ------------------
this Agreement, the Selling Shareholder and the Purchaser shall execute and deliver (a) the Note, (b) the Transitional Services Agreement in the form attached hereto as Exhibit B, and (c) the Software License Agreement (between the Selling Shareholder and the Company) in the form attached hereto as Exhibit C (collectively, the "RELATED AGREEMENTS").

     1.9  Disclosure Schedule.  Certain matters are disclosed in the Disclosure
          -------------------
Schedule attached hereto and forming a part of this Agreement (the "Disclosure Schedule").


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Selling Shareholder represents and warrants to the Purchaser as follows:

     2.1  Organization of the Selling Shareholder and the Company.  (a) The
          -------------------------------------------------------
Selling Shareholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Selling Shareholder has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Selling Shareholder is duly qualified, authorized or licensed and in good standing as a foreign corporation in (i) the State of California and (ii) each other jurisdiction in which the failure to be so qualified, authorized, licensed or in good standing would have a material adverse effect on the ability of the Selling Shareholder to consummate the transactions contemplated hereby.

          (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia. The Company has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified, authorized or licensed and in good standing as a foreign corporation in (i) the States of California and Maryland and (ii) except as described in Disclosure Schedule Section 2.1, each other jurisdiction where the failure to be so qualified WOULD HAVE A MATERIAL ADVERSE AFFECT (AS DEFINED BELOW). The Company has delivered to the Purchaser true, complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date of this Agreement. Disclosure Schedule Section 2.1(b) lists all of the directors and officers of the Company. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any MATERIAL ADVERSE EFFECT ON THE business, financial condition, assets, properties, Liabilities or results of operations of the Company.

     2.2  Company Capital Structure.  (a)  The authorized capital stock of the
          -------------------------
Company consists of 10,000 shares of Common Stock, of which 2,252 shares are issued, outstanding and owned of record and beneficially, free and clear of any Encumbrances, by the Selling Shareholder and constitute the Shares to be sold by the Selling Shareholder to the Purchaser pursuant to this Agreement. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Selling Shareholder has good and valid title to the Shares.
The Shares are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company, the Selling Shareholder or any Affiliate (as defined below) or Associate (as defined below) thereof is a party or by which any of them might be bound. For purposes of this Agreement, the terms "AFFILIATE" and "ASSOCIATE" shall have the meanings assigned to them by the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended. The certificate for the Shares will be, when delivered to the Purchaser, in good form for delivery. The delivery of the Shares to the Purchaser as provided herein will transfer to the Purchaser all of the right, title and interest of any Person (as defined below) in the Shares and good and valid title thereto, free and clear of any Encumbrances. For purposes of this Agreement, the term "PERSON" shall mean any individual, business trust, trustee, firm, association, corporation, partnership, limited liability company or partnership, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

          (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company, the Selling Shareholder or any Affiliate or Associate thereof is a party or by which any of them is bound obligating any of them to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any other security of the Company, or grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     2.3  Subsidiaries.  Except as described in Disclosure Schedule Section 2.3,
          ------------
the Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares of capital stock of or any interest in, or control, directly or indirectly, any other Person. Except as described in Disclosure Schedule Section 2.3, the Company has no equity or debt investment in any Person.

     2.4  Authority.  The Selling Shareholder has all requisite corporate power
          ---------
and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Selling Shareholder and the consummation by the Selling Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Selling Shareholder, and no further corporate action is required on the part of the Selling Stockholder to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Selling Shareholder. Assuming the due authorization, execution and delivery by the Purchaser, this Agreement and each Related Agreement constitutes a valid and binding obligation of the Selling Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.5  No Conflict. The execution and delivery of this Agreement and any
          -----------
Related Agreement, do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Selling Shareholder or the Company;
(b) except as described in Disclosure Schedule Section 2.5, violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any material debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, deed of trust, commitment or other agreement to which the Selling Shareholder or the Company is a party or by which the Selling Shareholder or the Company is bound or any of their properties or assets are subject; (c) except as described in Disclosure Schedule Section 2.5, result in the creation or imposition of any Encumbrance upon any material properties or assets of the Selling Shareholder or the Company; or (d) except as described in Disclosure Schedule Section 2.5, violate or conflict with any law, rule, regulation or

Governmental Order to which the Selling Shareholder or the Company, or the business, properties or assets of the Company, are bound or subject.

     2.6  Authorizations, Etc.  Except as described in Disclosure Schedule
          --------------------
Section 2.6, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is required on the part of the Selling Shareholder or the Company in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

     2.7  Company Financial Statements.  (a) The unaudited balance sheets of the
          ----------------------------
Company as at June 30, 1997 and December 31, 1996 and the unaudited statements of operations and cash flows for each of the six-month periods ended June 30, 1997 and June 30, 1996 and the years ended December 31, 1996 and December 31, 1995 are attached hereto as Disclosure Schedule Section 2.7(a) (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are true and complete in all material respects and have been prepared from the books and records of the Company in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, except that such Financial Statements do not contain the notes necessary to be in accordance with GAAP. The balance sheet of the Company as at June 30, 1997 which is included in the Financial Statements is referred to herein as the "BALANCE SHEET."

          (b) The Financial Statements fairly present the assets, liabilities, results of operations and financial condition and cash flows of the Company at the dates and for the periods indicated therein. Such Financial Statements do not contain any items of extraordinary income or any other income not earned in the ordinary course that are required to be disclosed under GAAP and that are not disclosed. The interim period financial statements included in the Financial Statements are subject to adjustments, which will not be material in amount or significance.

          (c) The Closing Date Balance Sheet will be prepared from the books and records of the Company in accordance with GAAP applied on a basis consistent with the application of GAAP to the Financial Statements, and the Closing Date Balance Sheet will fairly present the assets, liabilities and financial condition of the Company as at the Closing Date; provided, however, that a zero balance for the allowance for doubtful accounts will be reflected on the Closing Date Balance Sheet.

     2.8  No Undisclosed Liabilities.  Except for obligations incurred in the
          --------------------------
ordinary course of business which are not required under GAAP to be set forth or reflected on a balance sheet prepared in accordance with GAAP, the Company does not have any Liability which is not reflected in the Financial Statements. For purposes of this Agreement, the terms "LIABILITIES" and "LIABILITY" shall mean
(i) any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any contract, agreement, commitment or undertaking or under any law, rule, regulation, Action (as defined below) or Governmental Order (as defined below), or (ii) any other debt, liability or obligation relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition whether or not known, due or payable. For purposes of this Agreement, the term "ACTION" shall mean any claim, action, suit, counterclaim, appeal, arbitration or inquiry, or any proceeding or investigation by or before any Governmental Authority (as defined below). For purposes of this Agreement, the term "GOVERNMENTAL ORDER" shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. For purposes of this Agreement, the term "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

     2.9  No Changes.  Except as described in Disclosure Schedule Section 2.9,
          ----------
since June 30, 1997:

          (a) there has not been any event or occurrence that has had any Material Adverse Effect;

          (b) the Company has not engaged in any material transaction or activity, nor entered into any contract or commitment, in any case other than in the ordinary course of business;

          (c) the Company has not received any indication or notice of termination or nonrenewal of any material contract, lease or other agreement to which the Company is a party, or suffered any loss, damage, destruction or other casualty adversely affecting any of its properties, assets or business, whether or not covered by insurance;

          (d) the Company has not incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability, including indebtedness for money borrowed or purchase money indebtedness, except for trade or business obligations incurred in the ordinary course of business and in an amount that is not material to the Company and consistent with past practice in connection with the purchase of goods and services and except as otherwise reflected on the face of the Balance Sheet;

          (e) the Company has not paid, discharged or satisfied any Encumbrance or any claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business and in an amount that is not material to the Company and consistent with past practice of Encumbrances or Liabilities fully reflected or reserved against on the face of the balance sheets included in the Financial Statements;

          (f) the Company has not sold, transferred, leased or otherwise disposed of any properties or assets (real, personal or mixed, tangible, or intangible) other than in the ordinary course of business and consistent with past practice and in an amount that is not material to the Company, or permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subject to any Encumbrance of any kind;

          (g) the Company has not adopted or amended any bonus; pension; retirement; profit-sharing; deferred, contingent, incentive or other compensation; vacation pay; stock purchase, stock ownership, stock option or other equity-based plan; severance or other termination pay; health, life insurance, death benefit, disability or other fringe benefit; or other employee welfare benefit or employee pension benefit plan, program, agreement, trust, fund or other arrangement (collectively, "COMPENSATION PLANS"), or granted or paid, or became obligated to grant or pay, any increase in the compensation of or bonus, pension, severance or vacation pay to any director, officer, employee, distributor, salesperson or agent of the Company (including any such increase made pursuant to any Compensation Plan), instituted any new Compensation Plan or entered into new agreements or arrangements under existing Compensation Plans, made any change in any Compensation Plan or existing agreements or arrangements thereunder, or entered into any employment or similar agreement or arrangement with any director, officer, employee or agent of the Company;

          (h) the Company has not made any capital expenditure or commitment for additions to its property, facilities or equipment individually or in the aggregate in excess of $50,000;

          (i) the Company has not declared or made any distributions in respect of ownership interests in the Company (including its capital stock), or directly or indirectly redeemed, purchased or otherwise acquired any such interests in the Company (including its capital stock);

          (j) the Company has not made any change in any method of its accounting or accounting practice or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets;

          (k) the Company has not paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, or released from any claim or liability, any of its shareholders, officers, directors, Affiliates or Associates or Persons who are Affiliates or Associates of any shareholder, officer or director of the Selling Shareholder;

          (l) neither the Selling Shareholder nor the Company has issued or sold any shares of capital stock of the Company or any securities convertible into or exchangeable for any such shares or any options, warrants or rights calling for or permitting the issuance, transfer, sale or delivery of any such securities, and the Company has not acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any Person;

          (m) neither any of the Selling Shareholder nor the Company has instituted, settled or agreed to settle any Action relating to the Company or any of the Company's business, properties or assets (real, personal or mixed, tangible or intangible);

          (n) the Company has not materially amended or terminated any distribution agreement or any material contract, commitment, agreement or license to which the

Company is a party or by which it or its assets or properties are bound, other than any amendment or termination by the Company in the ordinary course of business in accordance with the terms of any such contract, commitment, agreement or license;

          (o) the Company has not made any loan to any Person, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices and in an amount that is not material to the Company, nor has the Company guaranteed any material Liabilities, including indebtedness and debt securities, of any Person; and

          (p) Neither the Selling Shareholder nor the Company has agreed, whether in writing or otherwise, to take any action described in this Section 2.9.

     2.10 Tax and Other Returns and Reports. (a)  Except as set forth in
          ---------------------------------
Disclosure Schedule Section 2.10, (i) the Selling Shareholder or the Company has filed or caused to be filed (or will file or cause to be filed) with the appropriate Taxing Authorities (as defined below) all Tax Returns (as defined below) required to be filed on or prior to the Closing Date (taking into account all extensions of due dates) by or with respect to the Company and has paid or adequately provided for (or will pay or adequately provide for) all Taxes (as defined below) shown thereon as owing, (ii) all such Tax Returns were or will be correct and complete, and (iii) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects.

          (b) The Company, as a member of a consolidated group, has been subject to normal and routine audits, examinations and adjustments of Taxes from time to time, but there are no current audits or audits for which notification has been received (in either case, with respect to the Company), other than those set forth in Disclosure Schedule Section 2.10.

          (c) Except as set forth in Disclosure Schedule Section 2.10, no material assessment, deficiency or adjustment for any Taxes has been asserted, or to the knowledge of either the Selling Shareholder or the Company proposed, with respect to any Tax Return of or with respect to the Company.

          (d) Except as set forth in Disclosure Schedule Section 2.10, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

          (e) The Company has no Liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise. There are (and immediately following the Closing Date there will be) no Encumbrances on the assets or properties of the Company relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable.

          (f) All accrued rights or obligations under any written or unwritten Tax allocation or sharing agreements or arrangements affecting the Company are reflected in the intercompany accounts of the Company. All such Tax allocation or sharing agreements or arrangements have been or will be cancelled on or prior to the Closing Date. No payments are or will become due by the Company after the Closing Date pursuant to any such agreement or arrangement for periods from and after the Closing Date.

          (g) Except as set forth in Disclosure Schedule Section 2.10, none of the assets or properties of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code (as defined below)) or passive foreign investment company (as defined in
Section 1296 of the Code).

          (h) Except as set forth in Disclosure Schedule Section 2.10, none of the assets or properties of the Company is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

          (i) Except as set forth in Disclosure Schedule Section 2.10, the Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Taxing Authority with respect to any such taxable period.

          (j) The Company has not consented to have the provisions of Section 341(f)(2) of the Code apply with respect to a sale of its stock.

          (k) Neither the Selling Shareholder nor the Company will, as a result of the transactions contemplated by this Agreement, be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (l) For purposes of this Agreement: (i) the term the "CODE" shall mean the Internal Revenue Code of 1986 and any successor statute thereto, as amended; (ii) the term "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, public utility, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises as a transferee or successor-in-interest, including Liability therefor as a transferee or successor-in-interest; (iii) the term "TAX RETURN" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedules or attachments thereto, and including any amendment thereof; and (iv) the term "TAXING AUTHORITY" shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

     2.11 Restrictions on Business Activities.  Except as set forth in
          -----------------------------------
Disclosure Schedule Section 2.11, there is no agreement, commitment, obligation or Governmental Order to which the Selling Shareholder or the Company is a party or by which the Selling Shareholder or the Company is bound or any of their properties or assets are subject which has or reasonably could be expected to have the effect of prohibiting or materially impairing, as currently conducted, any business activity or practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business, as currently conducted, of the Company.

     2.12 Title of Properties:  Absence of Liens and Encumbrances. (a)  The
          -------------------------------------------------------
Company does not own any real property.

          (b) Disclosure Schedule Section 2.12(b) contains an accurate and complete list of all (i) easement rights held by the Company (collectively, the "EASEMENT RIGHTS") and (ii) real property leased or subleased by the Company (the "LEASED REAL PROPERTY" and, together with the Easement Rights, the "REAL PROPERTY"). All Easement Rights and leases and subleases of such Leased Real Property by the Company (x) are legal, valid and binding obligations of the Company and all other parties thereto, enforceable against the Company and such parties in accordance with their terms, except as the enforceability thereof may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies, and are in full force and effect, and (y) originals or copies of which that were accurate and complete as of the date hereof have been provided to the Purchaser. The Company enjoys peaceful and undisturbed possession under all Easement Rights and leases and subleases of Leased Real Property, and, to the knowledge of the Selling Shareholder and the Company, all grantors under any Easement Right and all lessors under any lease or sublease of Leased Real Property (1) are not (with or without notice or the lapse of time, or both) in material breach or default thereunder, (2) have performed all obligations required to be performed by it thereunder, and (3) have not given written notice to the Selling Shareholder or the Company of their intent to terminate such Easement Right or lease or sublease of Leased Real Property. No interest of the Company in any such leasehold (or subleasehold) has been assigned, transferred, conveyed, mortgaged, deeded in trust or Encumbered. No condemnation Action is pending or, to the knowledge of either the Selling Shareholder or the Company, is threatened which would preclude or impair the use of any Real Property by the Company. Following consummation of the transactions contemplated hereby and by the Related Agreements, all Easement Rights and leases and subleases of such Leased Real Property will remain in full force effect on identical terms and will continue as valid and binding obligations of the Company and all other parties thereto, enforceable against the Company and such parties in accordance with their terms.

          (c) The Company has good and marketable title to, or, in the case of the Leased Real Property, valid leasehold interests in, all of its properties and assets (real, personal and mixed, tangible and intangible), free and clear of any Encumbrances, except for any (i) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business and which in the aggregate are not material in amount, and do not materially interfere with the present use of the assets of the Company to which they apply; (ii) liens for current Taxes and assessments not yet due and payable; and (iii) usual and customary non-monetary real property Encumbrances that do not and will not materially interfere with the operation of that portion of the Company's business as currently conducted on such property ("PERMITTED LIENS").

          (d) Except as set forth in Disclosure Schedule Section 2.12, to the knowledge of the Company and the Selling Shareholder the facilities, structures and equipment owned or leased by the Company are in good operating condition and repair, are safe and are adequate for the uses to which they are intended and are being put. To the knowledge of the Company and the Selling Shareholder, none of such facilities, structures or equipment is in need of maintenance or repairs, except for routine maintenance and repairs arising in the ordinary course of business, and there does not exist any condition which materially interferes with the economic value or the use thereof.

     2.13 Intellectual Property.  (a)  Except as set forth in Disclosure
          ---------------------
Schedule Section 2.13, the Company owns all right, title and interest in and to, or is licensed, SUBLICENSED, or otherwise possesses legally enforceable rights to use, free and clear of any Encumbrance, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in or necessary for the conduct of the business of the Company as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

          (b) Use of any of the Company Intellectual Property Rights does not violate any license, sublicense or other agreement to which the Selling Shareholder, the Company or any of their Affiliates is a party or, to the knowledge of the Selling Shareholder and the Company, infringe the rights of any Person. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (i) entitle any other Person who is a party to or beneficiary under any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (ii) require the Company to repay any funds already received by it from any third Person. No Action with respect to the Company Intellectual Property Rights has been asserted in writing against the Selling Shareholder, the Company or any of their Affiliates. To the knowledge of either the Selling Shareholder or the Company, no such Action is threatened or has been asserted or threatened in writing against a third Person by either of them. To the knowledge of the Selling Shareholder and the Company, there is no, and there has not been any, unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third Person, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding Governmental Order restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.14 Agreements, Contracts and Commitments.  (a)  Except as described in
          -------------------------------------
Disclosure Schedule Section 2.14, the Company does not have continuing obligations under, is not a party to nor is it bound by:

          (i) any material employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

          (ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) any lease of personal property having annual lease payments individually in excess of $50,000;

          (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of its current business or to compete with any Person;

          (v) any agreement, contract or commitment relating to capital expenditures and involving future payments individually or in the aggregate in excess of $50,000;

          (vi) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company's business;

          (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (viii) any purchase order or contract for the purchase of raw materials involving $50,000 or more;

          (ix) any material distribution, joint marketing or development agreement;

          (x) any agreement, contract, commitment or loan to or with any of the Company's shareholders, officers, directors, Affiliates, Associates, employees or any Person who is an Affiliate or Associate of any such shareholder, officer or director; or

          (xi) any other agreement, contract or commitment (1) that involves $50,000 or more (payable or receivable) or (2) which cannot be cancelled by the Company without penalty upon not less than 30 days' written notice or (3) which is material to the business, financial condition, assets, properties, Liabilities, results of operations or prospects of the Company.

     (b) Accurate and complete copies (together with all ancillary documents thereto, including any amendments, consents for alterations and documents regarding variations) of the items set forth in Disclosure Schedule Section 2.14 in response to Section 2.14(a) (collectively, the "COMMITMENTS") have been delivered to the Purchaser. Except as set forth in Disclosure Schedule Section 2.14, with respect to each Commitment: (i) each is a valid and binding obligation of the parties thereto (except as the enforceability thereof may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies) and in full force and effect, (ii) the Company is not in material default in the performance of any of its obligations thereunder or in the payment of any principal of or interest on any indebtedness for borrowed money, (iii) to the knowledge of either the Selling Shareholder or the Company, no material default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute an event of default thereunder or a breach thereunder, (iv) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, without providing notice to or obtaining approval, consent or waiver from any Person, each will continue in full force and effect without material penalty or other material adverse consequence and shall be unaffected by such transactions, and (v) no Commitment has been materially amended or otherwise affected by any writing signed by the parties thereto.

     2.15 Interested Party Transactions.  No officer, director, or, to the
          -----------------------------
knowledge of the Company and the Selling Shareholder, employee of the Company, the Selling Shareholder or any Affiliate thereof (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any Person in which any of such Persons has or has had an interest) (any of the foregoing being referred to herein as a "RELATED PERSON"), directly or indirectly (including through a Person in which such Related Person has an interest of any kind) (a) has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or otherwise has competed or competes with the Company, (b) has purchased from or furnished or sold to, or purchases from or sells or furnishes to, the Company any goods or services (including as a customer, supplier, wholesaler or distributor), or (c) has transferred or leased any property to the Company for use in its business. No Related Person owes any amount to, is owed any amount from, or has any agreement, contract or commitment with, (x) the Company, (y) any officer, director, stockholder or, to the knowledge of the Company and the Selling Shareholder, employee of the Company, or (z) any other Person insofar as such amount (or the transaction giving rise to such amount), agreement, contract or commitment arose from or relates to the Company's business; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest" for purposes
                                                         --------
of this Section 2.15.

     2.16  Litigation.  Except as set forth in Disclosure Schedule Section 2.16,
           ----------
there is no Action of any nature pending or to either the Selling Shareholder's knowledge or the Company's knowledge, threatened against the Company, its material properties or any of its officers or directors, in their capacities as agents of the Company. There is no investigation pending or, to either the Selling Shareholder's knowledge or the Company's knowledge, threatened against the Company, its material properties or any of its officers or directors, in their capacities as agents of the Company, by or before any Governmental Authority. Except as set forth in Disclosure Schedule Section 2.16, no Governmental Authority has at any time challenged or questioned in writing the legal right of the Company to conduct its business or operations as presently or previously conducted or proposed to be conducted. Except as set forth in Disclosure Schedule Section 2.16, neither the Selling Shareholder nor the Company knows or has any reason to know of any valid basis for any such type of Action or investigation.

     2.17 Accounts Receivable.  Disclosure Schedule Section 2.17 is a complete
          -------------------
and accurate list of all accounts receivable and notes receivable (collectively, "ACCOUNTS RECEIVABLE") arising out of the business of the Company, the amount owing and the aging of each such receivable, the name and last known address of the party from whom such Account Receivable is owing, and any security in favor of the Company for the repayment of such receivable which the Company purports to have. The Company has delivered to the Purchaser complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor ("SECURITY"). Except as set forth in Disclosure Schedule Section 2.17, the Company has valid and perfected security interests in such Security (to the extent such priority may be obtained under applicable law by possession of such Security or the filing of financing statements or similar documents with respect thereto). Except as set forth in Disclosure Schedule Section 2.17, all of such Accounts Receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of setoff against any thereof. Except as set forth in Disclosure Schedule Section 2.17, there is
(i) no account debtor or note debtor delinquent in its payment by more than 180 days, (ii) no account debtor or note debtor who has refused or threatened to refuse in writing to pay its obligations for any reason, (iii) to the knowledge of the Company and the Selling Shareholder, no account debtor or note debtor who is insolvent or bankrupt, and (iv) to the knowledge of the Company and the Selling Shareholder, no Account Receivable pledged to any third party; and each such Account Receivable will be collected in accordance with its terms within 180 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amount thereof. All Accounts Receivable of the Company are carried at values determined in accordance with GAAP applied on a basis consistent with the application of GAAP to the Financial Statements. Except as set forth in Disclosure Schedule Section 2.17, no Account Receivable is subject to an Encumbrance and no request or agreement for deduction or discount has been made with respect to any of Account Receivable.

     2.18 Books and Records.  The books of account and other business records of
          -----------------
the Company, including the Books and Records (as defined below) are complete and correct.

The Books and Records contain complete and correct records of all actions taken by the shareholders and board of directors and any committees of the board of directors of the Company. For purposes of this Agreement, the term "BOOKS AND RECORDS" shall include, wherever located and in whatever form, all books, records, manuals and other documents, accounting books and records, files, computer tapes, data bases, advertising matter, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, credit records, blueprints, records, media materials and plates, sales order files and litigation files relating to the business, financial condition, assets, properties, Liabilities, or results of operations of the Company.

     2.19 Environmental Matters.  (a) To the knowledge of the Selling
          ---------------------
Shareholders and the Company, no Hazardous Material (as defined below) has been used, generated, treated, stored or disposed of at any properties owned, leased or operated by the Company or is present in the fixtures, structures, soil, groundwater, or surface water or on, under, about or emanating from such properties.

          (b) To the knowledge of the Selling Shareholders and the Company, no Release (as defined below) of any Hazardous Material or any petroleum product or by-product has occurred or, is threatened on, under, about or from such properties.

          (c) The Company has not engaged in the use, generation, production, manufacture, treatment, storage, disposal or transportation of Hazardous Material.

          (d) To the knowledge of the Selling Shareholders and the Company, none of the properties owned, leased or operated by the Company contains or has contained any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-products or Hazardous Material.

          (e) To the knowledge of the Selling Shareholder and the Company, the Company and each such property has been, and is, in material compliance with all Environmental Laws (as defined below) and Environmental Permits (as defined below). To the Selling Shareholder's and Company's knowledge, the Company has not violated any Environmental Laws or Environmental Permits. There are no Governmental Orders outstanding and no Environmental Claims (as defined below) have been instituted or filed against the Company with respect to environmental matters, and none are pending or, to either the Selling Shareholder's or the Company's knowledge, threatened.

          (f) The Company has disposed of all wastes, including those containing any Hazardous Material, in material compliance with all applicable Environmental Laws and Environmental Permits, and neither the Selling Shareholder nor the Company has received any notice or claim of Liability for any off-site contamination.

          (g) To the extent required by Environmental Law, Environmental Permits have been obtained and are in effect for the operations conducted at all properties owned, leased or operated by the Company and there are no pending applications for issuance or renewal of any Environmental Permit for the operations conducted at such properties.;

          (h) To the Selling Shareholder's and Company's knowledge, there are no circumstances with respect to any properties owned, leased or operated by the Company which could subject the Company's use of any of such properties to any restrictions under any applicable Environmental Law or Environmental Permit.

          (i) Disclosure Schedule Section 2.19 lists all environmental reports, investigations and audits of which either the Selling Shareholder or the Company is aware relating to any properties or assets or premises currently or previously owned, leased or operated by the Company (whether conducted by or on behalf of the Company or a third Person, and whether conducted at the initiative of the Company or directed by a Governmental Authority or other third party) in either the Selling Shareholder's or the Company's possession or control.

          (j) For purposes of this Agreement: (i) "ENVIRONMENTAL LAW" shall mean all laws, regulations, ordinances, codes, policies, Governmental Orders and consent decrees, and any judicial and administrative interpretations thereof, of Governmental Authorities, or any common law doctrines, in effect from time to time relating to pollution or protection of the environment and natural resources, including those relating to emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material; (ii) "ENVIRONMENTAL PERMIT" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law; (iii)
"HAZARDOUS MATERIAL" shall mean any substance, pollutant, material or waste which is regulated or shall become regulated under any Environmental Law, including any such materials regulated as hazardous or toxic substances or material, and asbestos, petroleum and any fraction or product of crude oil or petroleum, excluding, however, any Hazardous Material contained in any products typically used for office or janitorial purposes; (iv) "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material); and (v) "ENVIRONMENTAL CLAIMS" shall mean any and all Actions, demands, demand letters, liens, notices of non-compliance or violation, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "CLAIMS"), including (1) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (2) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment.

     2.20 Employee Benefit Plans.  (a) Disclosure Schedule Section 2.20 sets
          ----------------------
forth an accurate and complete list as of September 5, 1997 of the name, 1996 total compensation

(including 1996 bonuses and commissions), title, current base salary rate, 1996 bonus, 1996 commissions and accrued unused vacation benefits (through September 5, 1997) of each employee of the Company as of September 5, 1997 and whether or not such employee is actively at work and, if not, the reason that such employee was not actively at work as of such date ("BUSINESS EMPLOYEE").

          (b) All plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) maintained by or on behalf of the Company, the Selling Shareholder or any trade or business (whether or not incorporated) that is a member of a group of which the Company or the Selling Shareholder is a member and which is under common control within the meaning of section 414(b), (c) or (m) of the Code (an "ERISA AFFILIATE") that provide deferred or incentive compensation, stock options or other stock purchase rights, severance or termination pay, medical, dental, life, disability or accident benefits (whether or not insured), collective bargaining agreements, benefits described in Sections 125 or 129 of the Code or pension, profit sharing or retirement benefits to, or for the benefit of, any Business Employee or any active, former or retired employee or service provider of the Company or their spouses or dependents are described in Disclosure Schedule Section 2.20 (collectively, the "PLANS"). Any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service ("IRS") or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Plan with an existing determination letter from the IRS must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Closing. The Company has furnished to the Purchaser accurate and complete copies of the Plans and related Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and to the extent still in its possession any material employee communications relating thereto), the most recent IRS determination letters and the last Form 5500 with respect to each such Plan. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. The Company has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to its employees.

          (c) Except as disclosed in Disclosure Schedule Section 2.20, (i) each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified in form and operation in all material respects, and nothing has occurred which would adversely affect the qualified status of such Plans; (ii) each Plan has been operated in accordance with its provisions and in material compliance with the statutes, laws, rules, regulations and Governmental Orders governing each such Plan; (iii) no "disqualified person" or "party-in-interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA) has engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject the Selling Shareholder, the Company, any of their Plans (or their related trusts), or the Purchaser, to any material Liability under Section 4975 of the Code or Section 502(i) of ERISA;
(iv) with respect to any Plan, no event
has occurred and there has been no failure to act upon the part of the Selling Shareholder, the Company, a fiduciary of any Plan or a "plan official" (as defined in Section 412 of ERISA) that could subject the Selling Shareholder, the Company, any Plan or the Purchaser to the imposition of any material Tax or material penalty; (v) there are no Actions pending (other than routine claims for benefits) regarding any Plan; (vi) no steps have been taken to terminate any of the Selling Shareholder's or the Company's Plans; (vii) none of the Selling Shareholder, the Company or their ERISA Affiliates currently contributes to any multiemployer plan as defined in Section 3(37) that is subject to Title IV of ERISA, and there has not been any complete or partial withdrawal, as such terms are respectively defined in Sections 4203 and 4205 of ERISA (and as such terms may be defined in any Plan that is a welfare plan) from any Plan that is a pension or welfare multiemployer plan that could result in withdrawal liability for the Selling Shareholder, the Company, their ERISA Affiliates or the Purchaser, whether directly or as a result of controlled group Liability; (viii) all contributions and premiums that would normally be made or paid with respect to any Plan on behalf of Business Employees by the Closing Date will have been made by the Closing Date; and (ix) as of the Closing Date no Business Employee will be excluded from coverage under the Selling Shareholder's or the Company's medical plan as the result of a preexisting condition.

     2.21 Permits and Other Operating Rights.  Except as set forth in Disclosure
          ----------------------------------
Schedule Section 2.21, the Company does not require the consent or approval of any third Person to permit the Company to conduct its business in the manner in which it currently is being conducted, and the Company possesses all permits, health and safety permits, consents, licenses, orders, approvals and authorizations from Governmental Authorities and third Persons currently required by applicable provisions of any law, statute, regulation, rule or Governmental Order, or by the property or contract rights of third Persons, necessary to permit the such conduct of the Company's business and to permit the occupancy by the Company of its properties and facilities. Disclosure Schedule
Section 2.21 sets forth a true and complete list of all such permits, consents, licenses, orders, approvals and authorizations, true, correct and complete copies of which have been provided to the Purchaser. All such permits, consents, licenses, orders, approvals and authorizations are in full force and effect and, except as explained in Disclosure Schedule Section 2.21, will remain in full force and effect following the consummation of the transactions contemplated hereby and by the Related Agreements. To the knowledge of the Selling Shareholder and the Company, no suspension or cancellation of any of them is threatened.

     2.22 Labor.  No employee of the Company is covered under any collective
          -----
bargaining or similar agreement. Except to the extent set forth in Disclosure Schedule Section 2.22, to the knowledge of the Company and the Selling Stockholder, (a) the Company is in material compliance with all employment contracts and all applicable laws, regulations and Governmental Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws and regulations respecting employment discrimination and occupational safety and health requirements, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or any comparable state, local or foreign Governmental Authority which, if adversely determined, would, individually or in the aggregate, directly or indirectly result in any material Liability to the Company; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Company; (d) no union representation question exists or negotiations regarding union representation have taken place or are ongoing respecting the employees of the Company and no notice or demand for union recognition has been received by the Company; (e) the Company has not experienced any work stoppage or other labor difficulty since January 1, 1996;
(f) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees; (g) there are no pending or threatened unfair employment practice charges, administrative proceedings, wrongful discharge claims or similar Actions covering any past or present employees of the Company in their capacities as employees of the Company which, if adversely determined, would, individually or in the aggregate, directly or indirectly result in any material Liability to the Company; (h) the Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (i) upon termination of the employment of any employee with the Company, neither the Company nor the Purchaser will by reason of anything done prior to the Closing Date or the consummation of the transactions contemplated hereby or by the Related Agreements be liable to any of said employees for vacation pay NOT SHOWN ON THE BALANCE SHEET, severance pay, wrongful termination damages, or any other payments. The Company has complied with all applicable laws and regulations of any Governmental Authority relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such laws and regulations. The Company has not incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any state or local plant closing or severance laws or regulations.

     2.23 Insurance.  There is no claim by the Company pending under any
          ---------
insurance policies or bonds relating to the Company's business, operations, properties or assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and the Selling Shareholder have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.24   Assets and Properties Necessary to Operate Company's Business.
            -------------------------------------------------------------
Except as described in Disclosure Schedule Section 2.24, the assets and properties owned or leased by the Company constitute all of the assets and properties used in the operation of its business and such assets and properties constitute all of the assets and properties necessary to continue the operation of such business after the Closing Date. No part of the business of the Company is operated or conducted by or through any Person other than the Company.

     2.25 Legal Compliance.  Except as set forth in Disclosure Schedule Section
          ----------------
2.25,
the Company has complied with all applicable laws, regulations and Governmental Orders now or hereafter applicable to the Company's business, assets or properties. To the knowledge of the Company and the Selling Shareholder, neither the ownership nor use of the Company's properties or assets nor the conduct of its business as presently conducted conflicts with the rights of any other Person or violates, conflicts with or will result in a default, right to accelerate or loss of rights under, any terms or provisions of the Company's Articles of Incorporation and Bylaws as presently in effect, or any Encumbrance, lease, license, agreement, understanding or any law, regulation or Governmental Order to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected.

     2.26   No Brokers, Etc.  None of the Selling Shareholder, the Company nor
            ----------------
any of their directors, officers, employees, Affiliates or Associates has employed any broker, finder or investment banker or incurred any Liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement and the Related Agreements.

     2.27   Full Disclosure.  No representations or warranties by the Selling
            ---------------
Shareholder, singly or collectively, in this Agreement and no statement contained in any document (including financial statements and the Disclosure Schedule), certificate or other writing furnished or to be furnished by the Selling Shareholder or the Company to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, when considered together, not misleading. There is no fact (other than matters of a general societal, economic or political nature which do not affect the business of the Company or the Purchaser uniquely) known to the Selling Shareholder or the Company, and there have been no events or transactions which have come to the attention of the Selling Shareholder or the Company, which might reasonably be expected to have a Material Adverse Effect in the reasonable foreseeable future. All projections, forecasts or other forward looking information PROVIDED IN WRITING TO THE PURCHASER AND DISCLOSED AS PART OF SCHEDULE 2.27 that were furnished to the Purchaser by or on behalf of the Selling Shareholder or the Company were prepared in good faith and based upon reasonable estimates and all the material facts and circumstances then known to the Selling Shareholder and the Company.


                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Selling Shareholder as follows:

     3.1  Organization, Standing and Power.  The Purchaser is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the state of California. The Purchaser has all requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition or operating results of the Purchaser.

     3.2  Authority.  The Purchaser has all requisite corporate power and
          ---------
authority to enter into this Agreement, the Note and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Note and any such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no further corporate action is required on the part of the Purchaser to authorize this Agreement, the Note or any Related Agreements to which the Purchaser is a party and the transactions contemplated hereby and thereby. This Agreement, the Note and any Related Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3  No Conflict.  Except as described in Schedule 3.3, neither the
          -----------
execution and delivery of this Agreement nor any Related Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Purchaser; (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any material debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, deed of trust, commitment or other agreement to which the Purchaser is a party or by which the Purchaser is bound or any of its properties or assets are subject; (c) result in the creation or imposition of any Encumbrance upon any material properties or assets of the Purchaser; or (d) violate or conflict with any law, rule, regulation or Governmental Order to which the Purchaser, or the business, properties or assets of the Purchaser, are bound or subject.

     3.4  Authorizations, Etc.  Except as described in Schedule 3.4, no consent,
          -------------------
waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

     3.5  No Brokers, Etc.  None of the Purchaser nor any of its directors,
          ---------------
officers, employees, Affiliates or Associates has employed any broker, finder or investment banker or incurred any Liability, DIRECTLY OR INDIRECTLY for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement and the Related Agreements.

     3.6  Purchaser Financial Statements.  Purchaser has provided the Selling
          ------------------------------
Shareholder and the Company with a copy of its audited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal years ending December 31, 1994 and 1995, and the Company's unaudited financial statements (balance sheets, income statement and statement of cash flows) as of and for the six-months ended June 30, 1997 and twelve months ended December 31, 1996 (collectively, the "PURCHASER FINANCIAL STATEMENTS"). Except for customary year end adjustments (which, to the Purchaser's knowledge, will not be material in amount when taken as a whole) the Purchaser Financial Statements are complete and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated, except that the unaudited financial statements do not contain the notes necessary to be in accordance with generally accepted accounting principles and are subject to customary year end adjustments (which, to the Purchaser's knowledge will not be material in amount when taken as a whole). The Purchaser Financial Statements present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein except for customary year end adjustments (which, to the Purchaser's knowledge, will not be material in amount when taken as a whole).

     3.7  No Undisclosed Liabilities.  Except for obligations incurred in the
          --------------------------
ordinary course of business since the date of the last balance sheet included in the Purchaser Financial Statements and except as reflected on such balance sheet, the Purchaser does not have any material liability, indebtedness, obligation, expense, claim, or guaranty of any type, whether accrued, absolute, or contingent or other, which is required by GAAP to be reflected on a balance sheet.

     3.8  No Changes.  Except as set forth in Schedule 3.8, since June 30, 1997,
          ----------
there has not been, occurred or arisen any:

          (a) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (b) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (c) revaluation by the Company of any of its assets other than depreciation as required by GAAP;

          (d) declaration, setting aside or payment of any dividends on or any other distribution with respect to capital stock, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of capital stock (or options, warrants, or other rights exercisable therefor);

          (e) sale, lease, license or other disposition of any of the material assets or properties of the Company, except for fair market value or in the ordinary course of business;

          (f) material loan by the Purchaser to any Person, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurring by the Purchaser of any material indebtedness, other than trade debt in the ordinary course of business consistent with past practices, guaranty by the Purchaser of any material indebtedness, issuance or sale of any debt securities of the Purchaser or guaranteeing of any debt securities of others; or

          (g) any agreement by the Purchaser to do any of the things described in the preceding clauses (a) through (f) (other than this Agreement).

     3.9  Litigation.  Except as set forth in Schedule 3.9, there is no material
          ----------
Action pending, or to the Purchaser's knowledge, threatened against the Purchaser or any subsidiaries of Purchaser, its material properties or any of its officers or directors, in their capacities as agents of the Purchaser or any of its subsidiaries. There is no investigation pending or, to the Purchaser's knowledge, threatened against the Purchaser, its material properties or any of its officers or directors, in their capacities as agents of the Purchaser or any of its subsidiaries, by or before any Governmental Authority.

     3.10 Legal Compliance.  To the knowledge of the Purchaser, the Purchaser
          ----------------
and its subsidiaries has complied in all material respects with all laws, regulations and Governmental Orders which are applicable to the Purchaser, its subsidiaries or its assets or business.

     3.11 Ability to Pay Promissory Note.  The Purchaser has the financial
          ------------------------------
resources sufficient to make the payments under the Note when they come due, and the Purchaser has not taken any actions or entered into any agreements which impair or will impair the Purchaser's ability to make the payments under the Note when they come due.


                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1  Commercially Reasonable Efforts.  Each of the Purchaser and the
          -------------------------------
Selling Shareholder, as promptly as reasonably practicable after the date of this Agreement, shall and shall cause its Affiliates to (a) use commercially reasonable efforts to deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws, rules and regulations applicable to it as may be required for it to consummate the sale of the Shares and the other transactions contemplated hereby and by the Related Agreements in accordance with the terms of this Agreement and the Related Agreements; (b) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (c) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein.

     4.2  Expenses.  Each party will pay all fees and expenses incurred by it in
          --------
connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, that all documentary, stamp and excise taxes and all transfer, filing, recordation and similar taxes and fees (including all real estate transfer taxes and conveyance and recording fees), if any, incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Selling Shareholder.

     4.3  Confidentiality.  Each party hereto agrees that any information
          ---------------
obtained by such party (the "RECEIVING PARTY") pursuant to or in connection with any of the transactions contemplated hereby or by the Related Agreements may be proprietary or otherwise confidential to any other party hereto (the "DISCLOSING PARTY") shall not be disclosed by the Receiving Party without the prior written consent of the Disclosing Party. The provisions of this Section 4.3 shall not be in limitation of any rights which the Purchaser may have with respect to the Books and Records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under the law of the jurisdictions in which it is incorporated. Without limiting the generality of the foregoing, the Selling Shareholder shall, and shall cause its agents, representatives, Affiliates, subsidiaries, directors, officers and employees to: (a) treat and hold as confidential (and not to disclose or provide access to any Person to) any information relating to the Company; (b) in the event that the Selling Shareholder or any of its agents, representatives, Affiliates, subsidiaries, directors, officers or employees becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 4.3; (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 4.3, furnish only that portion of such confidential information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; (d) to the extent permitted by law, to promptly furnish (as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information and to destroy any and all additional copies of such information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Selling Shareholder or their agents, representatives, Affiliates, subsidiaries, directors, officers or employees.

     4.4  Books and Records.  The Purchaser and the Selling Shareholder shall,
          -----------------
at the request of the other party, make available to such other party from time to time on a reasonable basis the Books and Records in their possession. Such Books and Records shall be held by the party in possession thereof for seven years after the Closing Date, and the other party shall have the right, at its expense, to inspect and make copies of such Books and Records upon such party's request; provided, however, that (i) all such access and copying shall be done in such a manner so as not to unreasonably interfere with the normal conduct of the operations of the party requested to provide access to such Books and Records and (ii) the party requesting access to such Books and Records shall treat the same and the contents thereof as confidential and not disclose such Books and Records or the contents thereof to any Person except as required by applicable statute, law, regulation or Governmental Order. In addition, after the Closing Date, at the Selling Shareholder's request, the Purchaser shall make available to the Selling Shareholder and its Affiliates, employees, representatives and agents those employees of the Purchaser requested by the Selling Shareholder in connection with any Action, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the Purchaser and (y) the Selling Shareholder shall reimburse the Purchaser for the allocated time charges of such employees and the out-of-pocket costs reasonably incurred by the Purchaser in making such employees available to the Selling Shareholder. Further, after the Closing Date, at the Purchaser's request, the Selling Shareholder shall make available to the Purchaser and its Affiliates, employees, representatives and agents those employees of the Selling Shareholder requested by the Purchaser in connection with any Action, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of the Selling Shareholder and (y) the Purchaser shall reimburse the Selling Shareholder for the allocated time charges of such employees and the out-of-pocket costs reasonably incurred by the Selling Shareholder in making such employees available to the Purchaser. The Purchaser and the Selling Shareholder shall not dispose of any Books and Records (other than clearly immaterial Books and Records disposed of in the ordinary course of business) without first offering to surrender such Books and Records to the other party.

     4.5  Guarantee of Accounts Receivable.  The Selling Shareholder shall
          --------------------------------
guarantee to the Purchaser that the unpaid balance of all Accounts Receivable on hand as of the Closing and reflected on the Closing Date Balance Sheet will be paid within 180 days of the Closing (a "COLLECTION PERIOD"). Within five business days after the Collection Period, the Purchaser shall deliver to the Selling Shareholder a schedule of any unpaid Accounts Receivable within such Collection Period and the Selling Shareholder and the Purchaser shall execute and deliver an amended and restated Note which reduces the principal amount thereof by the full amount of such unpaid Accounts Receivable. The Selling Shareholder hereby waives diligence on the part of the Purchaser in the collection of such Accounts Receivable; provided, however, that the Purchaser and the Selling Stockholder understand and agree that the allowance for doubtful accounts shall reflect a zero balance for purposes of determining Book Value and that a zero balance for the allowance for doubtful accounts shall be reflected on the Initial Adjustment Certificate, the Final Adjustment Certificate, the Closing Date Balance Sheet or any amendment thereof. All payments of the scheduled accounts made after the Collection Period shall promptly be paid over to the Selling Shareholder. If more than one invoice is outstanding for any customer, the "first-in, first-out" principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates. The Selling Shareholder shall cooperate with the Purchaser in making all necessary or desirable arrangements so that checks and other payments on the Accounts Receivable may be deposited into the Purchaser's bank accounts without endorsement by the Selling Shareholder. The Selling Shareholder shall take no action or refuse to take any action with respect to the collection of Accounts Receivable which could jeopardize or otherwise prejudice the Company's relationships with its customers, clients or any other Person. The Purchaser shall cause the Company to use the same commercially reasonable efforts (including taking collection actions against delinquent accounts) to collect the Accounts Receivable as the Purchaser uses to collect accounts receivable from its customers. If the Selling Shareholder pays any amounts related to Accounts Receivable not collected during the Collection Period, those specific unpaid Accounts Receivable will be transferred to the Selling Shareholder. Any amounts paid on such Accounts Receivable after such transfer will be owned fully by the Selling Shareholder.


                                   ARTICLE V

                                INDEMNIFICATION

     5.1  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the Selling Shareholder in Article II and of the Purchaser in
Article III shall survive the Closing for a period of three years; provided, however, that the representations and warranties of the Selling Shareholder set forth in Section 2.10 shall survive the Closing until the later of three years thereafter or expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

     5.2  Indemnification by the Selling Shareholder.   Except as otherwise
          ------------------------------------------
limited by this Article V, the Selling Shareholder shall indemnify, defend and hold harmless the Purchaser and its Affiliates, shareholders, officers, directors, employees, subsidiaries, successors and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against, and pay or reimburse the Purchaser Indemnified Parties for, any and all actual losses, damages, claims, REASONABLE costs and expenses, interest, awards, judgments, fines, and penalties (including reasonable legal costs and expenses and environmental response costs) actually suffered or incurred by them (hereinafter a "PURCHASER LOSS") arising out of or resulting from:

          (a) the inaccuracy of any representation or warranty of the Selling Shareholder contained in this Agreement, the Disclosure Schedule, any Related Agreement or any other document or certificate furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby or by the Related Agreements;

          (b) any breach or violation of this Agreement or any Related Agreement by the Selling Shareholder other than matters set forth in Sections 5.2(a), (c), (d), (e) and (f);

          (c) THE FOLLOWING, BUT ONLY TO THE EXTENT LIABILITY ARISES OUT OF THE ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE CLOSING DATE: the presence of any Hazardous Material in the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by the Company, the Selling Shareholder or any of their Affiliates or Associates, or any predecessor thereof, including any properties adjoining such properties; (ii) the use, generation, production, manufacture, treatment, storage, disposal, release, threatened release, discharge, spillage, loss, seepage or filtration of Hazardous Material from, on, under or about such properties or the presence thereat, therein or thereunder of any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-products or Hazardous Material; (iii) the violation or noncompliance or alleged violation or noncompliance of any Environmental Law, Environmental Permit or Governmental Order arising from or related to the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any of such properties; and (iv) the failure to have obtained or maintained in effect any Environmental Permit required by any Environmental Law or Governmental Order required as a result of the operation of the business of the Company (as presently conducted or as conducted at any time in the past), or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of such properties;

          (d) the Selling Shareholder's failure to perform or satisfy any of the Retained Liabilities (it being understood and agreed that the Selling Shareholder, and not the Company or the Purchaser, shall retain sole responsibility for and shall timely discharge all Retained Liabilities). As used in this Agreement, "Retained Liabilities" means all Liabilities of the Selling Shareholder or the Company (other than those reflected on the face of the Closing Date Balance Sheet) arising out of or resulting from the conduct of the business by the Company at any time through the Closing Date, or the use or ownership of the assets, properties or rights of the Company at any time through the Closing Date, or any act or omission of the Company occurring at any time through the Closing Date, including:

               (i) all Liabilities of the Company arising out of or related to any Action set forth on Disclosure Schedule Section 2.16 and any other Action based on facts arising out of or resulting from the conduct of the Business by the Company at any time through the Closing Date, or the use or ownership of the assets or properties of the Company at any time through the Closing Date, regardless of whether known or unknown, asserted or unasserted, as of the Closing Date;

               (ii) all Liabilities of the Company arising out of or resulting from the conduct of the Business by the Company at any time through the Closing Date, or the use or ownership of the assets or properties of the Company at any time through the Closing Date in violation of applicable law, including all fines or penalties levied against the Company or the Purchaser after the Closing Date and arising due to any such violation;

               (iii) all Liabilities of the Company arising from the breach by the Company at any time before the Closing Date of any contract agreement or lease; and

               (iv) all Liabilities of the Company associated with workmen's compensation claims incurred at any time but not reported as of the Closing Date and workmen's compensation claims reported as of the Closing Date but not then due or payable;

          (e) Any labor or employment related Liabilities, Actions, judgments, damages, costs, expenses (including any Action for severance pay, accrued vacation pay or wrongful discharge), grievances, unfair labor practices and violations of any applicable law, rule, regulation, ordinance or Governmental Order which any Purchaser Indemnified Party may be subject to or incur by reason of any act, omission or matter occurring on or prior to the Closing Date relating to any employees of the Company, the Selling Shareholder or any of their Affiliates, Associates, agents, representatives or contractors, including the termination of any employees and any unfair labor practice or charge;

          (f) Any Liability resulting from a breach of Section 7.2 or otherwise associated with the employee benefit or welfare plans of the Company, the Selling Shareholder or any of their ERISA Affiliates or Associates;

          (g) All Taxes imposed on the Company (including any Taxes imposed on the Company by reason of its being severally liable for the entire Taxes of the Selling Shareholder's Group (as defined below) pursuant to Income Tax Regulation
(S) 1.1502-6 or any analogous state, local or foreign Tax statute, law, regulation or Governmental Order), ("PURCHASER TAX LOSS") relating to (i) Pre-Closing Periods (as defined in Section 6.2(b)) and (ii) the portion of the Taxes for any Straddle Period (as defined in Section 6.2(b)) allocable to the Selling Shareholder under Section 6.2(d); provided, that the Selling Shareholder shall not be responsible for, and shall not be required to indemnify the Purchaser against, any Taxes to the extent that such Taxes do not exceed the reserve for Taxes, if any, on the face of the Balance Sheet.

          (h) For purposes of this Agreement, "SELLING SHAREHOLDER'S GROUP" shall mean any affiliated group (as defined in Section 1504(a) of the Code, without regard to the limitations contained in Section 1504(b) of the Code) that includes the Selling Shareholder or any predecessor of the Selling Shareholder.

     5.3  Indemnification by Purchaser.  Except as otherwise limited by this
          ----------------------------
Article V, Purchaser shall indemnify, defend and hold harmless the Selling Shareholder and its Affiliates, shareholders, officers, directors, employees, subsidiaries, successors and assigns (collectively, the "SELLING SHAREHOLDER INDEMNIFIED PARTIES") from and against, and pay or reimburse the Selling Shareholder Indemnified Parties for, any and all actual losses, damages, claims, costs and expenses, interest, awards, judgments, fines, and penalties (including reasonable legal costs and expenses and environmental response costs) actually suffered or incurred by them (hereinafter a "SELLING SHAREHOLDER LOSS") arising out of or resulting from:

          (a) the inaccuracy of any representation or warranty of the Purchaser contained in this Agreement, any Related Agreement or any other document or certificate furnished to the COMPANY OR THE Selling Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby or by the Related Agreements;

          (b) any breach or violation of this Agreement or any Related Agreement by Purchaser other than matters set forth in Section 5.3(a); and

          (c) all Taxes imposed on the Selling Shareholder ("SELLING SHAREHOLDER TAX LOSS") relating to (i) taxable periods beginning after the Closing Date or (ii) the portion of the Taxes for any Straddle Period which are allocable to Purchaser under Section 6.2(d); provided, that in the case of a Straddle Period, the Purchaser shall be responsible for SUCH Liabilities only to the extent that Liabilities relate to Taxes that would be allocable to the Purchaser pursuant to Section 6.2(d).

     5.4  General Indemnification Provisions.  (a) For the purposes of this
          ----------------------------------
Section 5.4 and Section 5.5 the term "INDEMNITEE" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 5.2 or 5.3, as the case may be; the term "INDEMNITOR" shall refer to the person having the obligation to indemnify pursuant to such provisions; and "LOSSES" shall refer to Selling Shareholder Losses and Purchaser Losses, as the case may be.

          (b) Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (regardless of whether a claim for indemnification otherwise would be prohibited by Section 5.5(a)), stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of an Indemnitor under this Article V with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article V ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: If an Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to undertake the defense of such Third Party Claim by counsel of its own choice and at its expense; provided, however, that the failure of the Indemnitee to provide written notice to the Indemnitor during the required notification period shall only relieve the Indemnitor from its obligation to indemnify the Indemnitee pursuant to this Article V to the extent that the Indemnitor is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Such written notice shall be given and the Indemnitor shall have the right to defend such Third Party Claim even if indemnification of the Indemnitee with respect thereto otherwise would be prohibited by Section 5.5(a). If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claims (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its reasonable choice if it gives written notice to the Indemnitee within 20 calendar days of the receipt of written notice of such

Third Party Claim from the Indemnitee of its intention to do so. If the Indemnitor elects to assume and control the defense of any such Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Third Party Claim, but the fees and expenses of such counsel will be at the expense of the Indemnitee, unless (i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnitee, or (iii) the Indemnitee has been advised by its counsel that there may be one or more defenses reasonably available to it which are different from or additional to those available to the Indemnitor, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnification provided by this Article V will be paid by the Indemnitor. Expenses of counsel to the Indemnitee shall be reimbursed on a current basis by the Indemnitor and if there is no dispute as to the obligation of the Indemnitor to pay such amounts pursuant to this Article V. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it, at the Indemnitor's expense, all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnitee) and for which the Indemnitee is released by the third party claimant and is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee. No Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

          (c) This Section 5.4 notwithstanding, Section 6.1 shall govern the parties obligations with respect to Purchaser Tax Losses and Selling Shareholder Tax Losses.

     5.5  Limitations on Indemnification.  (a) No claim or claims may be made
          ------------------------------
against an Indemnitor for indemnification pursuant to Sections 5.2(a) through 5.2(f) or Sections 5.3(a) and 5.3(c), as the case may be, unless the collective Losses of the Indemnitees with respect to such subsections shall exceed in the aggregate an amount equal to $100,000, in which case the Indemnitor shall be obligated to the Indemnitee for the full amount of the Loss or Losses, including those Losses up to such $100,000 amount.

          (b)  In addition to the provisions and limitations as provided in
(i) Section 5.1 with respect to the period of survival of representations and warranties and (ii) Section 5.5(a) with respect to dollar amounts of Losses for which indemnification for breaches of representations and warranties is not available: (A) The Selling Shareholder shall not be liable for any Purchaser Loss (x) to the extent the Purchaser Losses relate to breaches of Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e) or 5.2(f) which exceed (in the aggregate) an amount equal to the Purchase Price; and (B) the Purchaser shall not be liable for any Selling

Shareholder Loss (x) to the extent Selling Shareholder Losses relate to breaches of the Purchaser's representations and warranties contained in Article III and exceed (in the aggregate) an amount equal to the Purchase Price.
Notwithstanding any other provision of this Agreement, there shall be no restriction on the Liability of the Selling Shareholder under Sections 5.2(b) and 5.2(g). Notwithstanding any other provision of this Agreement, there shall be no restriction on the Liability of the Purchaser under Sections 5.3(b) and 5.3(c).

     5.6  Right to Off-set.  The provisions of this Article V notwithstanding,
          ----------------
at its sole and absolute discretion and without limiting any other rights of the Purchaser under this Agreement or at law or equity, the Purchaser may satisfy an outstanding Purchaser Loss which is evidenced by a Governmental Order in whole or in part by reducing the amount of any payment due to the Selling Shareholder pursuant to any agreement or arrangement between the Purchaser and the Selling Shareholder, including amounts owed to the Selling Shareholder under the Note. At its sole and absolute discretion and without limiting any other rights of the Selling Shareholder under this Agreement or at law or equity, the Selling Shareholder may satisfy an outstanding Selling Shareholder Loss which is evidenced by a Governmental Order in whole or in part by reducing the amount of any payment due to the Purchaser pursuant to any agreement or arrangement between the Selling Shareholder and the Purchaser.


                                  ARTICLE VI

                                  TAX MATTERS

     6.1  Additional Tax Matters.  (a)  Each party shall promptly notify the
          ----------------------
other party of the commencement of any demand, claim, audit, examination, Action or other proposed change or adjustment by any Taxing Authority concerning any Tax which is the other party's responsibility pursuant to Section 5.2(g) or
Section 5.3(c), as the case may be (each a "TAX CLAIM"). Such notice shall contain factual information describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.

          (b) The Selling Shareholder, at its own expense, shall have the sole right to represent the Company's interests in any Tax Claim relating to any taxable period of the Company ending on or prior to the Closing Date and to employ counsel of its choice. The Purchaser shall have the right to participate in such Action at its own expense. The Selling Shareholder shall not consent to any settlement that reasonably would be expected to have an adverse effect on the Taxes of the Company in any period after the Closing Date without Purchaser's consent, which consent shall not be unreasonably withheld. The Purchaser's consent shall in no way reduce any indemnification due to the Purchaser under Section 5.2. If the Selling Shareholder elects to control the defense, compromise or settlement of any Tax Claim, the Selling Shareholder shall keep the Purchaser informed of the progress and disposition of such Tax Claim. The Purchaser shall handle any Tax matters of the Company for periods ending on or prior to the Closing Date which the Selling Shareholder elects in writing not to control.

          (c) With respect to any taxable period of the Company beginning before and ending after the Closing Date, the Purchaser shall control, and the Selling Shareholder, at its own expense, shall have the right to participate in, the defense and settlement of any Tax Claim and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld; provided, that if either party shall refuse to consent to any settlement, closing or other agreement with respect to any such Claim that the other party proposed to accept (a "PROPOSED SETTLEMENT"), then (i) the Liability with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such Liability would have been if the Proposed Settlement had been accepted, and (ii) the other party shall be responsible for all Liabilities and expenses incurred or imposed thereafter in connection with the contest of such Tax Claim, except to the extent that the final settlement imposes less Liability on the party who proposed to accept the Proposed Settlement than the Proposed Settlement would have imposed.

     6.2  Other Tax Matters.  (a) Any tax sharing agreement between the Company
          -----------------
and the Selling Shareholder or any Affiliate thereof hereby is terminated as of the Closing Date and all rights and obligations of the Company with respect to Taxes shall be as provided herein.

          (b) Tax Returns (each a "PRE-CLOSING RETURN") which are required to be filed by or with respect to the Company for a taxable period which ends on or before the Closing Date (a "PRE-CLOSING PERIOD") shall be prepared and filed by the Selling Shareholder, which shall include the preparation and filing of the consolidated federal and state income Tax Returns of the Selling Shareholder's Group which includes the Company for the period up to and including the Closing Date. All such Tax Returns shall be filed on a basis consistent with prior Tax Returns filed with respect to the Company. All Tax Returns which are required to be filed by or with respect to the Company for a taxable period that ends after the Closing Date, including any Tax Return (a "STRADDLE RETURN") for a period beginning prior to the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD"), shall be prepared and filed by the Purchaser. The Purchaser shall timely pay or cause to be paid all Taxes shown on such Tax Returns.

          (c) The Selling Shareholder agrees to provide the Purchaser and the Purchaser agrees to provide the Selling Shareholder with such cooperation and information as the other shall reasonably request in connection with the preparation or filing of any Tax Return required under this Agreement. the Company will furnish Tax information to the Selling Shareholder for inclusion in Tax Returns to be filed by the Selling Shareholder in accordance with the Company's past custom and practice. With respect to any Pre-Closing Return required to be filed after the Closing Date, other than any consolidated federal income Tax Return of the Selling Shareholder's Group which includes the Company, the Selling Shareholder shall furnish a copy of such Pre-Closing Return to the Purchaser at least 15 days prior to the filing of such return. The Purchaser agrees that it will not unreasonably fail to sign any such Pre-Closing Return.

          (d) With respect to any Straddle Period, to the extent permitted by applicable law, the Company shall elect to treat the Closing Date as the last day of the taxable period and the Tax Return for such period will be treated hereunder as a Pre-Closing Return. If applicable law, regulation or Governmental Order will not permit the Closing Date to be the last day of a period, the Tax attributable to the operations of the Company for the portion of the period up to and including the Closing Date shall be (i) in the case of real or personal property taxes or a flat minimum dollar amount tax, the total amount of such fraction, the numerator of which is the number of days in the partial period through and including the Closing Date and the denominator of which is the total number of days in such Straddle Period, (ii) in the case of all Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Company for such partial period as determined from its Books and Records, and (iii) in the case of all other Taxes, on the basis of the actual activities of the Company for such partial period as determined from its Books and Records.

          (e) With respect to any Tax Return for any Straddle Period, the Purchaser shall deliver, at least 30 business days prior to the due date for filing such Tax Return (including any extension) to the Selling Shareholder a statement setting forth the amount of Tax for which the Selling Shareholder is responsible as determined under Section 6.2(d) and copies of such Tax Return. The Selling Shareholder shall have the right to review such Tax Return and the allocation of Tax Liability and to suggest to the Purchaser any reasonable changes to such Tax Returns no later than 15 business days prior to the date for the filing of such Tax Return. The Selling Shareholder and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and allocation of Tax Liability and mutually to consent to the filing as promptly as possible of such Tax Return. Not later than 15 business days before the due date for the payment of Taxes with respect to such Tax Return, the Selling Shareholder shall pay to the Purchaser an amount equal to the Taxes as agreed to by the Purchaser and the Selling Shareholder as being allocable to the Selling Shareholder pursuant to subsection 6.2(d). The Selling Shareholder shall be entitled to reduce its obligation to pay such Straddle Period Taxes by the amount of any estimated Taxes paid with respect to such Tax Liabilities by or on behalf of the Company on or before the Closing Date.

          (f) The Selling Shareholder shall have the right to all refunds of Taxes (including interest thereon) which relate to Taxes of the Company for Pre-Closing Periods and, to the extent provided in the following sentence, for Straddle Periods. The Purchaser shall pay over to the Selling Shareholder any such refunds immediately upon receipt thereof, net of any Taxes imposed on the Purchaser or the Company by reason of the receipt of such refund. To the extent any refund of Taxes is made with respect to a Straddle Period, such refund shall be apportioned between the Purchaser and the Selling Shareholder based on the appropriate allocation method set forth in clauses (i), (ii) or (iii) of Section 6.2(d).

          (g) The Purchaser and the Selling Shareholder agree to consult and resolve in good faith any issues arising in connection with the preparation or review of any Tax Return or the calculation of any Tax described in this Section
6.2. If the Purchaser and the Selling Shareholder are unable to resolve any dispute at least 10 business days prior to the due date for the filing of the Tax Return in question (including any extension thereof), the Purchaser and the Selling Shareholder shall jointly request a firm of nationally recognized independent certified public accountants mutually acceptable to the Purchaser and the Selling Shareholder to resolve any issue in dispute as promptly as possible.

          (h) If, after the Closing Date, the Selling Shareholder or any Affiliate receives or is credited with a refund of any Tax attributable to the utilization or carryback of any Tax of the Company arising after the Closing Date, the Selling Shareholder shall pay to the Purchaser an amount equal to the amount of such refund together with any interest received from or credited thereon by the applicable Taxing Authority, net of any Taxes imposed upon the Selling Shareholder or any Affiliate by reason of the receipt of such refund or credit.


                                  ARTICLE VII

                     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     7.1  Employment.  (a)  For a period of twelve months following the Closing
          ----------
Date, the Selling Shareholder shall not employ, or offer to employ, any employee of the Company, unless such Person's employment by the Company has ceased for twelve months or the Purchaser otherwise consents in writing to the making of such offer or employment.

          (b) For a period of twelve months following the Closing Date, none of the Purchaser, the Company or any Affiliate thereof shall employ, or offer to employ, any employee of the Selling Shareholder or any Affiliate thereof, unless such Person's employment by the Selling Shareholder or any such Affiliate has ceased for a period of twelve months or the Selling Shareholder otherwise consents in writing to the making of such offer or employment.


     7.2  Employee Benefit Plans.
          ----------------------

          (a) Except with respect to Plans listed in Schedule 7.2, prior to the Closing Date, the Selling Shareholder and the Company shall take all necessary action to ensure that no Plan is maintained by the Company on or after the Closing Date and that the Company has no obligation to make further contributions or premium payments under, to, or with respect to, any Plan on or after the Closing Date.

          (b) On and after the Closing Date, except with, under and in accordance with the terms of any Plan listed in Schedule 7.2, neither the Purchaser nor the Company shall have any (i) Liability whatsoever under any employee benefit plan (including a Plan to any Business Employee or to any CURRENT, former or retired employee or service provider of the Company, the Selling Shareholder or their ERISA Affiliates), and (ii) Liability or duty or obligation to provide any employee benefits to any Business Employee or to any CURRENT, former or retired employee or service provider of the Company, the Selling Shareholder or their ERISA Affiliates, including any duty to provide any benefit due or to become due under any Plan or any duty or obligation to make any contribution or premium payment under, to, or with respect to, any Plan.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     8.1  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes in address or number shall be effective only upon receipt:

          (a)  if to the Purchaser, to:

               EQE International, Inc.
               44 Montgomery Street, Suite 3200
               San Francisco, CA 94104
               Attention: George W. Reitter, Chief Financial Officer Telephone No.: 415-616-3733
               Facsimile No.:  415-433-5107

               with a copy to:

               Orrick, Herrington & Sutcliffe LLP
               The Old Federal Reserve Bank Building
               400 Sansome Street
               San Francisco, CA   94111
               Attention:  Richard D. Harroch, Esq.
               Telephone No.: 415-773-5930
               Facsimile No.: 415-773-4245

          (b)  if to the Selling Shareholder, to:

               The Failure Group, Inc.
               149 Commonwealth Drive
               P.O. Box 3015
               Menlo Park, CA 94025
               Attention: Michael Gaulke and Terry Boyle
               Telephone No.: (415) 326-9400
               Facsimile No.: (415) 328-2996
               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, CA 94304
               Attention: Thomas C. Klein, Esq.
               Telephone No.: (415) 493-9300
               Facsimile No.: (415) 493-6811

     8.2  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "hereof," "herein" and "hereby" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

     8.3  Entire Agreement.  This Agreement, the Disclosure Schedule, the
          ----------------
schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     8.4  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.5  Governing Law; Jurisdiction.  This Agreement shall be governed by and
          ---------------------------
construed in accordance with the laws of the state of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal court encompassing the County of San Mateo, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the state of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     8.6  Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.7  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.8  Specific Performance.  The parties hereto agree that irreparable
          --------------------
damage would occur to either party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which either party is entitled at law or in equity.

     8.9  Disclosure Schedule.  The Disclosure Schedule shall be divided into
          -------------------
sections AND SUBSECTIONS corresponding to the sections AND SUBSECTIONS of this Agreement. Disclosure of any fact or item in any section of the Disclosure Schedule shall only constitute disclosure for purposes of the corresponding Section or of this Agreement and not for any other purposes (unless reasonable cross references are provided), and any Section or herein for which there is no specific exception in the Disclosure Schedule and lacks a disclosure in the corresponding section of the Disclosure Schedule shall be construed to have been made without any such disclosure.

     8.10 Assignment.  This Agreement may not be assigned by operation of law or
          ----------
otherwise, except that the Purchaser (including its Affiliates) may assign its rights and benefits hereunder and under the Related Agreements (provided that the Purchaser or its Affiliates, as applicable, shall remain responsible for its obligations hereunder) (a) to any Affiliate of the Purchaser, (b) to any Person acquiring all or substantially all of the assets and properties of the Company, to the extent then owned by the Purchaser and/or its Affiliates or (c) to any Person acquiring a distinct line or division of the Company, with respect to the rights and benefits of the Purchaser hereunder that pertain thereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Purchaser and the Selling Shareholder.

     8.11 No Third-Party Beneficiaries.  This Agreement is for the sole benefit
          ----------------------------
of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     8.12 Amendment, Other Remedies and Waiver.  The rights and remedies of the
          ------------------------------------
parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other. The representations and warranties contained in Article II or elsewhere in this Agreement or in any document or certificate delivered by the Selling Shareholder or the Company pursuant hereto or in connection with the transactions contemplated hereby or by the Related Agreements shall not be affected or deemed waived by reason of the fact that the Purchaser and/or its representatives should have known that any such representation or warranty is or might be inaccurate in any respect.

     8.13 Further Assurances.  Each of the Purchaser and the Selling Shareholder
          ------------------
agrees to (a) cooperate fully with the other party, and to cause its Affiliates to cooperate fully, (b) execute and cause such Affiliates to execute such further instruments, documents and agreements, and (c) give such further written assurances as may be reasonably requested by the Purchaser or the Selling Shareholder, as the case may be, to evidence and reflect the transactions described herein and in the Related Agreements and contemplated hereby thereby and to carry into effect the intents and purposes of this Agreement and the Related Agreements. If at any time and from time to time after the date of this Agreement (without limitation as to time or otherwise) the Purchaser reasonably determines that all of the Selling Shareholder's or its Affiliate's rights, title and interests in and to an asset, property or right of the Company has failed to be fully transferred and conveyed to the Company, then the Selling Shareholder shall cause such asset, property or right to be transferred and conveyed to the Company as soon as reasonably practicable after notice from the Purchaser to the Selling Shareholder. If requested by the Purchaser, the Selling Shareholder shall prosecute or otherwise enforce in its own name (or that of an Affiliate thereof) for the benefit of the Company any claims, rights or benefits that are transferred to the Company and that require prosecution or enforcement in the name of the Selling Shareholder (or any such Affiliate of the Selling Shareholder). Any prosecution or enforcement of claims, rights or benefits under this Section 8.13 shall be solely at the Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Selling Shareholder or any Affiliate thereof. Following the Closing Date, the Selling Shareholder and its Affiliates shall refer to the Company as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Company's assets, properties or business.

     8.14 Amendment.  This Agreement may not be amended by the parties hereto at
          ---------
any time except by the execution of an instrument in writing signed on behalf of each of the Selling Shareholder and the Purchaser by a duly authorized officer thereof.

     8.15 Extension; Waiver.  At any time, the Purchaser or the Selling
          -----------------
Shareholder may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in the any certificate or document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefits of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     8.16 Public Announcements.  Neither the Purchaser, the Selling Shareholder
          --------------------
nor the representatives of either of them shall issue to the media any news release or other public announcement with respect to this Agreement, the Related Agreements or the transactions contemplated hereby without the prior written consent of the other party hereto. The foregoing notwithstanding, any such news release or other public announcement may be made if required by applicable law or a securities exchange rule, provided that the party required to make such news release or other public announcement shall confer with the other party concerning the timing and content of such news release or other public announcement before the same is made. The Purchaser and the Selling Shareholder will consult with each other concerning the means by which employees, customers and suppliers and others having dealings with the Selling Shareholder and its Affiliates with respect to the Company's business will be informed of the transactions contemplated hereby, and the Purchaser shall be allowed to have present for any such communication representatives of the Purchaser.

          IN WITNESS WHEREOF, the Selling Shareholder and the Purchaser have caused this Agreement to be signed by their duly authorized respective officers, all on the date first written above.


                                       THE FAILURE GROUP, INC.

                                       By: /s/ Michael R. Gaulke
                                           -------------------------------------

                                       Name:  Michael R. Gaulke
                                              ----------------------------------

                                       Title: Chief Executive Officer
                                              ----------------------------------


                                       EQE INTERNATIONAL, INC.

                                       By:  /s/ James J. Johnson
                                           -------------------------------------

                                       Name:  James J. Johnson
                                             -----------------------------------

                                       Title: Executive Vice President
                                              ----------------------------------

                                   EXHIBIT A

                                PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT UNLESS, IN THE OPINION OF EQE INTERNATIONAL, INC., SUCH REGISTRATION IS NOT REQUIRED.


                                PROMISSORY NOTE


$2,044,280.61                                                 September 18, 1997
 ------------                                          San Francisco, California



     FOR VALUE RECEIVED, EQE International, Inc., a California corporation ("COMPANY"), promises to pay to The Failure Group, Inc., a Delaware corporation ("HOLDER"), the principal sum of two million forty-four thousand two hundred eighty dollars and sixty-one cents ($2,044,280.61), or such lesser amount as shall be equal to the outstanding principal amount of this Note (as defined below), together with interest from the date of this Note on the unpaid principal balance at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days, upon the terms and subject to the conditions provided in this promissory note (this "NOTE"). The final maturity date of this Note shall be eighteen months from the Closing Date. This Note is issued pursuant to the Stock Purchase Agreement, dated September 18, 1997 (as amended, modified or supplemented, the "STOCK PURCHASE AGREEMENT"), between Company and Holder.

     The following is a statement of the rights and obligations of Company and Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

          1.   DEFINITIONS.  (a) As used in this Note, the following capitalized
               -----------
terms have the following meanings:

               (i) "EQUITY SECURITIES" of any Person shall mean (a) all common stock, preferred stock, participation shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the following.

               (ii) "FINANCIAL STATEMENTS" shall mean, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

               (iii) "NOTE" shall mean this promissory note, as the same may be amended from time to time in a writing signed by both Company and Holder.

               (iv) "SENIOR DEBT" shall mean any obligation of Company to Firemen's Fund and Union Bank of California under loan or credit agreements existing on the date hereof, as may be amended from time to time.

          (b) Terms used herein and not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

          2.   PAYMENTS.  (a) Principal on this Note shall be due and payable in
               --------
six (6) installments on the following dates (each being hereinafter referred to as a "PAYMENT DATE"):

                     Amount of              Payment
                   Principal Due              Date
                   -------------            -------
                   $170,356.71              December 18, 1997
                   $170,356.71              March 18, 1998
                   $170,356.71              June 18, 1998
                   $170,356.71              September 18, 1998
                   $170,356.71              December 18, 1998
                   $170,356.71              March 18, 1999

          On the March 18, 1999 Payment Date, in addition to the quarterly payment set forth above, the full balance of the unamortized principal of this Note shall also be due and payable.

          (b) Accrued and unpaid interest on this Note shall be due and payable on each Payment Date.

     3.   PREPAYMENT.  (a)  Company may prepay this Note in whole or in part at
          ----------
any time together with accrued interest to the date of prepayment and any such prepayment shall be applied to the payments of principal in the inverse order of maturity.

          (b) Notwithstanding any other provision of this Note, all outstanding principal of, and unpaid interest accrued to date on, this Note shall automatically become due and payable to Holder on the sixtieth (60th) day after the closing of the Master Reorganization & Shareholders Agreement, or such similar agreement related to the same or substantially the same matters, to be entered into during the fall of 1997 among Company and Marsh McLennan Companies, Inc. and Guy Carpenter & Company, Inc.

     4.   SUBORDINATION.  (a)  Company covenants and agrees that anything herein
          -------------
to the contrary notwithstanding, the indebtedness evidenced by this Note is subordinate and junior in right of payment to all Senior Debt, and Holder, by its acceptance of this Note, likewise covenants and agrees to the subordination herein provided and shall be bound by the provisions of this Note. Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

          (b) In the event that Company shall default in the payment of any principal of (or premium, if any) or interest on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to Company (with a copy to Holder) by the holders of Senior Debt or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on this Note, or in respect of any redemption, repayment, retirement, purchase or other acquisition of this Note.

          (c)  In the event of

               (i) an Event of Default described in Section 6(b) through (e) below, or

               (ii) any other marshalling of the assets of Company.

all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to Holder on account thereof. Any payment or distribution, whether in cash, securities or other property (other than securities of Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full.
In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, Holder, together with the holders of any obligations of the Company ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on this Note and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of Company ranking junior to this Note and such other obligations.

          (d) In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by Holder in contravention of any of the terms hereof, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of Holder to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.

          (e) Nothing contained herein shall impair, as between Company and Holder, the obligation of Company to pay Holder the principal of and interest on this Note or prevent Holder from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon an Event of Default (as defined below) hereunder, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of this Note.

          (f) Senior Debt shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Debt then outstanding. Upon the payment in full of all Senior Debt, Holder together with all other subordinated debt of Company ranking on a parity therewith shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the indebtedness evidenced by this Note shall have been paid in full, and such payments or distributions received by Holder, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Debt, shall, as between Company and its creditors other than the holders of Senior Debt, on the one hand, and such holders on the other hand, be deemed to be a payment by the Company on account of Senior Debt and not on account of this Note. No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by this Note by any act or failure to act on the part of Company.

          (g) The provisions of this Note shall not impair any rights, interests, remedies or powers of any secured creditor of Company in respect of any security interest. The securing of any obligations of Company otherwise ranking on a parity with this Note shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with this Note or ranking junior to this Note.

          (h) No modification or amendment of the subordination provisions of this Section 4 in a manner adverse to the holders of Senior Debt may be made without the consent of all holders of Senior Debt.

          5.   CERTAIN COVENANTS.  While any amount is outstanding under this
               -----------------
Note, without the prior written consent of the Holder:

          (a) Company shall not consolidate, merge into, or acquire all or the majority of the capital stock or assets of, any other Person, unless (i) the Person formed by such consolidation or into which the Company is merged shall be a Person organized and existing under the laws of the United States, and shall assume expressly the due and punctual payment of the principal of and interest on this Note and the performance of every covenant contained hereon on the part of Company to be performed or observed to the satisfaction of Holder; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Person formed by such consolidation or into which the Company is merged shall be in a financial condition as least as strong as the Company immediately prior to such merger, consolidation or acquisition, as determined by Holder in its reasonable discretion.

          (b) Company will at all times keep proper books of record and account in which, in all material respects, full, true and correct entries will be made of all of its material dealings, businesses and affairs in accordance with GAAP.

          (c) Neither Company nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its equity securities; (ii) return any capital to any holder of its equity securities; (iii) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities; or (iv) set apart any sum for any such purpose; provided, however, that any Subsidiary may pay cash dividends to Company.

          (d) Within forty-five (45) days after the last day of each quarter, Company shall provide Holder with a copy of the Financial Statements of Company for such fiscal quarter, certified by the chief financial officer, controller or independent auditor of Company to present fairly the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements and within one hundred twenty (120) days after the last day of each fiscal year, Company shall provide Holder with a copy of the audited Financial Statements of Company for such fiscal year, certified by the chief financial officer, controller or independent auditor of Company to present fairly the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied.

          (e) Within a reasonable time Company shall provide Holder, upon the occurrence thereof, written notice of the occurrence of any Event of Default hereunder.

          6.   EVENTS OF DEFAULT.  The occurrence of any of the following shall
               -----------------
constitute an "EVENT OF DEFAULT" under this Note:

          (a) Company shall fail to pay (i) when due any principal payment due on a Payment Date or (ii) any interest required under the terms of this Note on a Payment Date and such payment shall not have been made within five (5) days of Company's receipt of Holder's written notice to Company of such failure to pay; or

          (b) Company or any of its Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in this Note; or

          (c) Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Company to Holder in writing in connection with this Note, the Stock Purchase Agreement, or any Related Agreement, or as an inducement to Holder to enter into this Note, the Stock Purchase Agreement, or the Related Agreements, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

          (d) Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

          (e) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

          7.   RIGHTS OF HOLDER UPON DEFAULT.  Upon the occurrence or existence
               -----------------------------
of any Event of Default described in Section 6(a), (b), or (c) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding principal of, and unpaid interest accrued to date on, this Note payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 6(d) and (e), immediately and without notice, all outstanding principal of, and unpaid interest accrued to date on, this Note payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

          8.   ASSIGNMENT.  Neither this Note, any of the rights, interests or
               ----------
obligations hereunder nor any interest herein may be assigned, delegated, hypothecated, pledged or transferred, by operation of law or otherwise, in whole or in part, by Company or by Holder.

          9.   NOTICES.  Any notice, request or other communication required or
               -------
permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Stock Purchase Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

          10.  PAYMENT.  Payment shall be made in lawful tender of the United
               -------
States.

          11.  DEFAULT RATE; USURY.  During any period in which an Event of
               -------------------
Default has occurred and is continuing, Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

          12.  EXPENSES; WAIVERS.  If action is instituted to collect this Note,
               -----------------
Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

          13.  GOVERNING LAW.  This Note and all actions arising out of or in
               -------------
connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

          IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

                                  EQE INTERNATIONAL, INC.,
                                  a California corporation



                                  By  /s/ James J. Johnson
                                     --------------------------------
                                     Name:  James J. Johnson
                                     Title: Executive Vice President

ACCEPTED AND AGREED TO THIS
18th DAY OF SEPTEMBER, 1997.

THE FAILURE GROUP, INC.,
a Delaware corporation



By  /s/ Michael R. Gaulke
   -------------------------------
   Name:  Michael R. Gaulke
   Title: Chief Executive Officer

                                   EXHIBIT B

                        TRANSITIONAL SERVICES AGREEMENT

          This TRANSITIONAL SERVICES AGREEMENT (this "Agreement"), dated September 18, 1997 (the "Effective Date"), is made by and among The Failure Group, Inc., a Delaware corporation (the "Selling Shareholder"), and EQE International, Inc., a California corporation (the "Purchaser").

                                R E C I T A L S

          A. WHEREAS, the Selling Shareholder and the Purchaser have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), providing for the sale by the Selling Shareholder to the Purchaser of all of the outstanding shares (the "Shares") of Common Stock of PLG, Inc., a Washington, D.C. corporation and wholly-owned subsidiary of the Selling Shareholder (the "Company") (as set forth in detail in the Purchase Agreement);

          B. WHEREAS, the Purchaser desires that the Selling Shareholder render certain services to the Purchaser on an interim basis and the Selling Shareholder desires that the Purchaser render certain services to the Selling Shareholder on an interim basis;

          C. WHEREAS, the Selling Shareholder and the Purchaser are willing to perform such services on the terms and subject to the conditions set forth herein; and,

          D. WHEREAS, Section 1.8 of the Purchase Agreement provides for the Selling Shareholder and the Purchaser to execute and deliver this Agreement concurrent with the execution and delivery of the Purchase Agreement.

                               A G R E E M E N T

          NOW THEREFORE, in consideration of the premises and the respective covenants and obligations set forth herein the parties agree as follows:

          1. (a) The Selling Shareholder shall provide to the Purchaser the services described in the Schedule of Services attached hereto as Exhibit A
                                                                       ---------
     and incorporated herein by this reference (individually and collectively, the "Selling Shareholder Services"). Except as otherwise noted on Exhibit
                                                                        -------
     A, the Selling Shareholder Services shall be of the type and at the level
     -
     of use provided by the Selling Shareholder to the Company immediately prior to the Effective Date.

               (b) The Purchaser shall provide to the Selling Shareholder the services described in the Schedule of Services attached hereto as Exhibit B
                                                                       ---------
     and incorporated herein by this reference (individually and collectively, the "Purchaser Services" and together with the Selling Shareholder Services referred to as the "Services"). Except as otherwise noted on Exhibit B,
                                                                   ---------
     the Purchaser Services shall be of the type and at the level of use provided by the Company to the Selling Shareholder immediately prior to the Effective Date.

               (c) In the event either party requests an employee of the other to perform any services which are not set forth in Exhibits A and B, and the requested party agrees to provide such services, the requesting party will reimburse the requested party for direct expenses only and not for any salary or other cost.

          2. The term of this Agreement shall commence on the Effective Date and terminate on December 31, 1997. The parties acknowledge that the purpose of this Agreement is to provide Services on an interim basis to permit an orderly transition of ownership of the Company as contemplated in the Purchase Agreement. The term selected for this Agreement is agreed to constitute sufficient time for the parties to make arrangements such that the Services will no longer be required in connection with the orderly transition of ownership.

          3. The cost basis of determining the prices which the parties shall pay for the Services shall be two times the salary cost (not the cost billed to any other third party) of providing the Service and shall be set forth on Schedule A and Schedule B, respectively. (Thus, for example, if the Selling Shareholder requires 4 hours of administrative services from the Purchaser, and the salary cost to the Purchaser of such administrative service is $35.00, while the Purchaser ordinarily bills its clients at a rate of $85.00 for such service, the Selling Shareholder shall pay the Purchaser $280.00 and not $340.00.) A party shall be entitled to increase the price for any Service upon 60 days' prior written notice to the other in order to reflect any increase in the cost of providing such Service. If the new price is unacceptable, such party may terminate the item of Service upon 30 days' prior written notice.

          4. The parties shall invoice the other for Services provided on one or more invoices on the 15th day of each month, commencing with October. All payments shall be due and payable 30 days after the date of the invoice.

          5. In the event of any dispute under this Agreement, the disputing party shall notify the other in writing within 30 days and the parties shall use their best efforts to resolve the dispute. In the event the dispute cannot be resolved by the parties, and notwithstanding any provision in the Purchase Agreement, any Related Agreement, or the Note regarding dispute resolution, the parties' sole means of recourse hereunder shall be resort to a mediator affiliated with the American Arbitration Association in the County of San Mateo, California, and each part consents to any personal jurisdiction and reasonable means of service of process to effect adjudication in accordance with this Section.

          6. Each party shall maintain the applicable books and records relating to the cost of providing the Services until the first anniversary date of the receipt of the party's invoice with respect to such Services pursuant to
Section 4 (the "Audit Period"). Upon reasonable request, a party shall give access to such applicable books and records (other than any documents or information (a) is subject to legal privilege, (b) which a party reasonably deems confidential or proprietary in nature, unless a confidentiality agreement reasonably acceptable to each party in form and substance, or (c) subject to confidentiality obligations to third parties) to the other party during the Audit Period.

          7. Except as otherwise provided herein, neither party makes any warranties, express or implied, with respect to the Services to be provided under this Agreement. Receipt of any Service performed hereunder shall be deemed an unqualified acceptance of such Service and a waiver by the receiving party of any and all claims with respect to such Service, unless such party gives notice of such claim within 5 days after the date such item of Service was performed. Any damages claimed shall be limited to the amount of the charges made for such item of Service in respect of which a claim is made and any dispute hereunder shall be resolved as provided in Section 5. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS OR OPPORTUNITIES, OR ANY EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT, REGARDLESS OF THE CIRCUMSTANCES FROM WHICH SUCH DAMAGES AROSE.

          8. Subject to the terms of the Purchase Agreement: (a) the Selling Shareholder shall indemnify, defend and hold harmless the Purchaser and its affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns, from and against any and all claims, liabilities, obligations, losses, deficiencies and damages (except for criminal penalties) or judgments of any kind or nature whatsoever caused by the Selling Shareholder or its affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns arising from or associated with furnishing the Services provided in this Agreement, including reasonable fees and expenses of counsel and (b) the Purchaser shall indemnify, defend and hold harmless the Selling Shareholder and its affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns, from and against any and all claims, liabilities, obligations, losses, deficiencies and damages (except for criminal penalties) or judgments of any kind or nature whatsoever caused by the Purchaser or its affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns arising from or associated with furnishing the Services provided in this Agreement, including reasonable fees and expenses of counsel.

          9. Neither the Selling Shareholder nor the Purchaser shall have any liability to the other for any failure to fulfill any obligations hereunder during a period in which they are prevented from doing so by act of God, fire, riot, labor disturbance, accident, war, act of any government, partial or total interruption or loss, or by other causes beyond the reasonable control of the parties, whether similar to the causes specified or not. The party claiming benefit of this provision shall notify the other promptly of the cause and attempt in good faith to resume performance as soon as reasonably possible, and there shall be no charge for supplies not in fact delivered or services not performed. Neither party shall be obligated to settle a dispute or otherwise take any action which is not commercially reasonable to terminate an event of force majeure.

          10. Each party shall be an independent contractor in the performance of its obligations hereunder. Thus, persons rendering Selling Shareholder Services for the benefit of the Purchaser shall not be deemed employees of the Purchaser and persons rendering Purchaser Services for the benefit of the Selling Shareholder shall not be deemed employees of the Selling Shareholder. Each party shall retain the exclusive right of control with respect to such persons who render Services for the other party.

          11. The parties agree to keep confidential any and all information and data received or generated pursuant to this Agreement except for such disclosures which are required by law or other governmental authority or which are reasonably necessary to be disclosed in order to provide any Services.

          12. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile, or 5 days after the date of mailing if mailed, by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

          if to the Purchaser, to:

          EQE International, Inc.
          44 Montgomery Street, Suite 3200
          San Francisco, CA 94104
          Attention: George W. Reitter, Chief Financial Officer
          Telephone No.:  415-616-3733
          Facsimile No.:  415-433-5107

          with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          The Old Federal Reserve Bank Building
          400 Sansome Street
          San Francisco, CA   94111
          Attention:  Richard D. Harroch, Esq.
          Telephone No.: 415-773-5930
          Facsimile No.: 415-773-4245

          if to the Selling Shareholder, to:

          The Failure Group, Inc.
          149 Commonwealth Drive
          P.O. Box 3015
          Menlo Park, CA 94025
          Attention: Michael Gaulke and Terry Boyle
          Telephone No.: (415) 326-9400
          Facsimile No.: (415) 328-2996
          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, CA 94304
          Attention: Thomas C. Klein, Esq.
          Telephone No.: (415) 493-9300
          Facsimile No.: (415) 493-6811


          13. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          14. This Agreement shall be governed by and construed in accordance with the laws of the state of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          15. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          16. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          17. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement officers thereunto duly authorized.

THE FAILURE GROUP, INC.                EQE INTERNATIONAL, INC.


By  /s/ Michael R. Gaulke              By  /s/ Michael R. Gaulke
   --------------------------             ---------------------------
Its  Chief Executive Officer           Its  Executive Vice President
    -------------------------              --------------------------

                                                                       EXHIBIT A


                   Schedule of Selling Shareholder Services


1. The Company personnel currently in the Alexandria, Virginia office of the Selling Shareholder (the amount of Company personnel shall not exceed the 2 individuals currently occupying such space) shall be permitted to remain in the space occupied as of 7/31/97 at the rental rate charged as of such date. [Rent = $632 per month]

2. The Company personnel referred to in paragraph 1 above, shall be permitted to utilize secretarial services (to include word processing, scheduling and telephone assistance only) (collectively, the "Supplied Services"), provided, however the Supplied Service shall not to exceed the amount of such services supplied to such personnel as of 7/31/97. [Cost = $1,643 per month]

                                                                       EXHIBIT B


                        Schedule of Purchaser Services


1. The Selling Shareholder personnel currently in the Newport Beach, California office of the Company (the amount of Selling Shareholder personnel shall not exceed the 4 individuals currently occupying such space) shall be permitted to remain in the space occupied as of 7/31/97 at the rental rate charged as of such date. [Rent = $2,350 per month]

2. The Selling Shareholder personnel referred to in paragraph 1 above shall be permitted to utilize secretarial services (to include word processing, scheduling and telephone assistance only) (collectively, the "Supplied Services"), provided, however the Supplied Services shall not to exceed the amount of such services supplied to such personnel as of 7/31/97. [Cost = $700 per month]

                                   EXHIBIT C

                          SOFTWARE LICENSE AGREEMENT

                                  PLG, INC.
                          SOFTWARE LICENSE AGREEMENT


  This Software License Agreement ("License Agreement"), dated as of September
                                    -----------------
18, 1997, is entered into by and between PLG, INC., having a principal place of business at 4590 MacArthur Blvd., Newport Beach, CA 92660("Licensor"), and The
                                                           --------
Failure Group, Inc., having a principal place of business at 149 Commonwealth Drive, P.O. Box 3015, Menlo Park, CA 94025 ("Licensee").
                                             --------

                                   RECITALS

     A.   Licensor owns certain computer software and related materials.

     B. Licensee wishes to license from Licensor, and Licensor is willing to license to Licensee such computer software and related materials on the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.   DESCRIPTION OF LICENSED SOFTWARE
     --------------------------------

     Except when otherwise specifically stated herein, "Licensed Software" means
                                                        -----------------
(a) the programs and related materials set forth on Schedule 1 and includes the object code version of the computer programs described therein; (b) all associated documentation, manuals and other printed or visually perceptible materials supplied by Licensor to Licensee that describe the use or design of the computer programs licensed hereunder; (c) any modifications or enhancements or any software Licensor may provide to Licensee; and (d) Licensor Know-How. "Licensor Know-How" includes the valuable, confidential and proprietary
------------------
information owned by Licensor from time to time relating to the data, contents, algorithms, formulas, designs, workings, installation and implementation of the Licensed Software, and other data, contents, algorithms, formulas and designs owned by Licensor.

2.   GRANT OF LICENSE; DELIVERY
     --------------------------

     (a) Licensor hereby grants to Licensee and its Subsidiaries a non-exclusive, royalty free, non-transferable license to use the Licensed Software in machine-readable, object code form at the sites and on the number and type of computer platforms (e.g., single computer, multiple single computers, or network) described on Schedule 1, and any schedules attached thereto from time to time. The foregoing license shall begin on the license commencement date set forth on Schedule 1 (the "Commencement Date") and shall terminate pursuant to
                          -----------------
the provisions hereof. As used in this License Agreement, "Subsidiaries" shall mean any entity or entities, a majority of whose voting power is owned by Licensee.

     (b) Licensor shall deliver to Licensee the items specified on Schedule 1 under the section therein captioned "Licensed Software to be Provided to Licensee" on or before the Commencement Date.

     (c) Except for the license granted hereunder, Licensor retains all of its right, title and interest in and to the Licensed Software or any intellectual property rights appurtenant thereto. Under no circumstances shall this License Agreement be considered or construed in any way as the sale of all or any part of such Licensed Software or intellectual property rights.

                                    1 of 8

     (d) Licensee shall comply with all applicable laws, rules, and regulations in connection with the use of the Licensed Software.

3.   PROTECTION OF OWNERSHIP RIGHTS AND SECURITY
     -------------------------------------------

     (a) Ownership.  Licensor shall retain the exclusive and sole ownership of
         ---------
all right, title and interest in and to the Licensed Software, its associated documentation and all intellectual property rights appurtenant thereto, including but not limited to rights in registered or unregistered trademarks in connection with the Licensed Software. Under no circumstances shall this License Agreement be considered or construed in any manner as the transfer or sale of all or any part of such Licensed Software, or any intellectual property rights therein. "Intellectual Property Rights" means all patents, design rights, copyrights, trademarks, service marks (and any application or registration respecting the foregoing), database rights, trade secrets, know-how and/or other present or future intellectual property right of any type, wherever in the world enjoyable.

     (b) Proprietary Information.  The Licensed Software, together with pricing
         -----------------------
information, manuals, proposals, license agreements, contracts, technical bulletins, correspondence and all other information relating to the Licensed Software and revealed to Licensee at any time during the negotiations for, or the term of, this License Agreement, is proprietary to Licensor and contains confidential and trade secret information (hereafter the "Confidential
                                                          ------------
Information").  Licensee agrees to hold all such Confidential Information of
-----------
Licensor in strictest confidence, and further agrees not to use the Licensed Software or any information relating to the Licensed Software other than for the purposes of this License Agreement. The Licensed Software, including, without limitation, the screens generated thereby and the accompanying documentation, may not be shown, demonstrated, exhibited or otherwise displayed by Licensee to any third party (except Subsidiaries). Licensee agrees not to otherwise transfer or disclose to any third party (except Subsidiaries) the Licensed Software or any copies thereof or any of Licensor's Confidential Information in any form without Licensor's prior written consent. Utilization of the Licensed Software by any agent or independent contractor of Licensee or any other third party (except Subsidiaries) is only permitted when Licensee has obtained the prior written consent of Licensor. If Licensee is unsure whether any information is Confidential Information, Licensee shall assume that the information is Confidential Information unless otherwise informed by Licensor. Licensee's obligation not to reveal Licensor's Confidential Information shall survive the termination of this License Agreement. Notwithstanding the above, in the event that Licensee is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, Licensee agrees to provide Licensor with written notice of same as soon as reasonably possible, but in any case prior to such release or disclosure, and to use its best efforts to assist Licensor in maintaining the confidentiality provided for in this License Agreement. Licensee undertakes to institute such measures as are necessary to preserve and protect Licensor's Confidential Information and other proprietary rights.

     (c) Right to Audit.  Licensor may, from time to time, in conjunction with
         --------------
its annual auditing procedures, examine Licensee's evidence of compliance with the terms of this License Agreement. Licensee agrees to comply with such audit requests within thirty (30) days thereof.

     (d) Security.  Licensee shall safeguard any and all copies of the Licensed
         --------
Software against unauthorized disclosure, shall not re-engineer, decompile or disassemble the Licensed Software or otherwise attempt to discover its source code, nor tamper with, bypass or alter its security features, and shall

                                    2 of 8
ensure that the provisions of this License Agreement are not violated by any person under its control or in its service.

     (e) No Grant.  No copyright, patent, trade secret, confidential information
         --------
or other intellectual and proprietary rights in the Licensed Software are granted to Licensee, except as explicitly set forth in Section 2 hereof. The obligations set forth in this Section 3 shall survive in perpetuity.

4.   REPRODUCTION AND COPYRIGHTS
     ---------------------------

     (a) Intellectual Property Protection.  Licensee acknowledges that the
         --------------------------------
Licensor owns all Intellectual Property Rights in the Licensed Software is entitled to protection under the copyright laws of the United States, certain foreign countries and under certain international conventions. Licensee may not copy or otherwise reproduce any part of the Licensed Software, except that Licensee may make copies for its backup or archival purposes only, provided that
(i) no more than one (1) of such backup or archival copies per authorized site shall be in existence under this License Agreement at any one time, and (ii) each such copy includes faithful reproductions of all of Licensor's proprietary notices. Each such copy shall be the property of Licensor, and title to such copy shall be vested in Licensor from the moment of such copy's creation. Licensee hereby assigns to Licensor any and all proprietary rights it might have to each such copy. Licensee shall not remove any copyright or other proprietary notices from the Licensed Software.

     (b) Third Party Rights.  The Software may incorporate program elements
         ------------------
and/or databases licensed from third parties, which are described on Attachment A, if applicable.

5.   INSTALLATION
     ------------

     Unless otherwise specified in Schedule 1, Licensee will install the Licensed Software on any personal computer, network, or specified computer platform for which it is licensed hereunder so long as the Licensee assures that such computer, network, or specified computer platform meets the specifications presented in Schedule 1.

6.   WARRANTIES
     ----------

     (a) LICENSEE ACKNOWLEDGES THAT THE LICENSED SOFTWARE IS PROVIDED "AS IS" WITHOUT ANY WARRANTY OF ANY KIND. LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY OR FITNESS FOR ANY PURPOSE, PARTICULAR, SPECIFIC OR OTHERWISE. LICENSOR DOES NOT WARRANT THE OPERATION OR USE OF THE LICENSED SOFTWARE IN ANY SPECIFIC SITUATION OR FOR ANY SPECIFIC APPLICATION. LICENSOR DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET ALL THE REQUIREMENTS OF LICENSEE, OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR THAT ALL LICENSED SOFTWARE DEFECTS WILL BE CORRECTED.

     THE MODELING CAPABILITIES OF THE LICENSED SOFTWARE ARE BASED UPON DATA WHICH ARE BELIEVED TO BE RELIABLE. LICENSEE AGREES AND AFFIRMS THAT CONDITIONS CAN VARY FROM THOSE ENCOUNTERED WHEN AND WHERE LICENSOR OBTAINS ITS DATA AND THAT ACTUAL RESULTS MAY VARY DUE TO THE

                                    3 of 8

IMPRECISE NATURE OF THE MODELING CAPABILITIES OF ANY LICENSED SOFTWARE PRODUCT, THE UNPREDICTABILITY OF CATASTROPHIC EVENTS, AND OTHER VARIABLES. ACCORDINGLY, LICENSOR MAKES NO WARRANTY, GUARANTEE OR OTHER REPRESENTATION AS TO THE EFFICACY AND CORRECTNESS OF THE LICENSED SOFTWARE OR THE DATA OR OTHER OUTPUT PRODUCED BY THE LICENSED SOFTWARE. LICENSEE FURTHER AGREES THAT ALL RISKS ASSOCIATED WITH THE USE OF THE LICENSED SOFTWARE SHALL BE BORNE ENTIRELY BY LICENSEE. LICENSEE ACKNOWLEDGES AND ACCEPTS THAT THE LICENSED SOFTWARE IS ONE OF SEVERAL AND VARIOUS TOOLS TO BE UTILIZED IN CONDUCTING ITS ANALYSES, AND SHOULD NOT, AND WILL NOT BE RELIED UPON SOLELY IN MAKING FINAL DETERMINATIONS.

7.   ERROR CORRECTION, MAINTENANCE SERVICES AND DEVELOPMENTS
     --------------------------------------------------------

     "Error Correction" shall include correction of logic, programming,
      ----------------
typographic and similar errors within a reasonable time after Licensee notifies Licensor of any material defects. The format of Error Correction will be determined by Licensor in its sole discretion. There shall be no charge for such provision of Error Correction.

     Licensee may request support services (the "Product Support Services") from Licensor for the Licensed Software in addition to Error Correction described above for such consideration as the parties may agree. Such additional support services shall be provided on a time and materials basis in accordance with Licensor's then prevailing Rates for Professional Services ("Rates") and Terms and Conditions for Professional Services ("Terms") (current copies of which will be provided upon Licensee's written request) and may include, without limitation, training, retraining, answering questions from and/or otherwise consulting with Licensee's staff.

     If Licensee requests changes or revisions to the Licensed Software that do not constitute Error Correction, such changes or revisions shall be developments ("Developments"). Licensor will, in its sole discretion, offer to provide such Developments as may be mutually agreed between Licensor and Licensee for such consideration as may be mutually agreed. Licensee agrees to pay for any Developments that it requests in accordance with the Development Services Agreement ("Development Agreement") current copies of which will be provided upon written request. However, notwithstanding anything in the Development Agreement to the contrary, Licensee agrees that authorship to the Developments will reside solely in Licensor, Licensee disclaims any interest in the copyright or any other intellectual property right to the Developments and Licensee agrees that its rights to use the Developments will derive solely from the grant of a license under this License Agreement as a modification to the Licensed Software. Agreement to maintain and support such Developments shall be subject to mutual agreement by both parties.

8.   LIMITATION OF LIABILITY; INDEMNIFICATION
     ----------------------------------------

     (a) LICENSOR WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSSES OR DAMAGES ARISING FROM OR RELATED TO ANY USE OF OR DECISIONS BASED UPON DATA DEVELOPED USING THE LICENSED SOFTWARE, OR ANY LOSS OF USE OF THE LICENSED SOFTWARE OR ANY LOSS OF DATA OR INFORMATION OF ANY KIND,

                                    4 of 8

HOWEVER CAUSED, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) Licensee will, at its expense, indemnify and defend Licensor and its affiliates, successors and assigns and any officer or director, of any of them (collectively, the "Indemnified Parties") against any and all liability,
                    -------------------
actions, suits, demands, claims, damages, losses and costs (including reasonable attorneys' fees and costs) to the extent they arise from Licensee's use of the Licensed Software. Licensee's obligation to indemnify the Indemnified Parties will survive the expiration or termination of this License Agreement by either party for any reason. The foregoing indemnity is conditioned upon: (a) Licensor's prompt notification to Licensee of any such claim, (b) sole control of such defense by Licensee, and (c) Licensor's prompt assistance in the defense of any such claim at Licensee's expense.

9.   TERM, TERMINATION
     -----------------

     (a) The license evidenced by this License Agreement will terminate upon the occurrence of any of the events set forth below in Section 9(b) or, Section 9(c); provided that, in no event shall this License Agreement extend for a period longer than five (5) years.

     (b) The license evidenced by this License Agreement shall terminate thirty
(30) days after written notice of termination by one party to the other party for actual breach of any provision, covenant or obligation under this License Agreement that has not been cured within thirty (30) days after such notice.

     (c) This License Agreement shall terminate immediately if an assignment is made of Licensee's business for the benefit of creditors, if a receiver, trustee in bankruptcy or like official is appointed to take all or part of Licensee's property, or if said party ceases doing business in the ordinary course.

     (d) Upon termination, Licensee shall immediately:

          (i)   discontinue use of the Licensed Software;

          (ii) deliver to Licensor all Licensed Software, Manuals and other documentation then in Licensee's possession or control, together with all copies thereof and all security devices provided by Licensor from time to time;

          (iii) erase or destroy any of the Licensed Software contained in the computer memory or data storage apparatus under the control of Licensee;

10.  GENERAL TERMS
     -------------

     (a) Severability.  Should any part of this License Agreement for any reason
         ------------
be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this License Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this License Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid. If any provision of this License Agreement is held invalid or unenforceable with respect to particular circumstances, such provision shall nevertheless remain in full force and effect in all other circumstances.

                                    5 of 8

     (b) Modification and Waiver.  Waiver of breach of this License Agreement by
         -----------------------
either party shall not be considered a waiver of any other subsequent breach.

     (c) Injunctive Relief.  Licensee acknowledges that the Licensed Software is
         -----------------
a unique, confidential and valuable asset, and that, in the event of a breach or threatened breach by Licensee of the confidentiality, non-reproduction and non-disclosure provisions of this License Agreement, the damage or imminent damage to the value and the goodwill of Licensor's business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate.
Accordingly, the parties hereto agree that Licensor shall be entitled to injunctive relief against Licensee in the event of any breach or threatened breach of any of such provisions by Licensee, in addition to any other relief (including damages) available to Licensor under this License Agreement or under law. Licensor may also bring such an action in any other court of any nation having jurisdiction over the matter at issue. Licensee acknowledges that, subject to the notice provisions of Section 9(b), Licensor shall have the absolute right to limit, terminate, revoke or cancel Licensee's right to use the Licensed Software upon the breach of any term of this License Agreement. Licensee agrees to pay all costs and expenses, including reasonable attorneys' fees and costs, incurred by Licensor in exercising any of its rights or remedies under this Section 10(c).

     (d) Excusable Delays.  Licensor shall not be responsible for delays or
         ----------------
failures in performance resulting from acts beyond the control of Licensor. Such acts shall include, without limitation, acts of God, strikes, riots, acts of war, epidemics, fire, communication and power line failures, earthquakes, or other events beyond Licensor's control.

     (e) Export Limitations.  This License Agreement is made subject to any and
         ------------------
all laws, regulations, orders or other restrictions on the export from the United States of America of computer software or of information about such software, which may be imposed from time to time by the government of the United States of America. Licensee assures Licensor that it will not permit the Licensed Software to be moved outside the border of the United States and that the Licensee will not export or transfer, directly or indirectly, any such software or information to any country for which the government of the United States or any agency thereof requires an export license or other governmental approval at the time of export without first obtaining (i) the consent of Licensor and (ii) such license or approval.

     (f) Assignability.  The license evidenced by this License Agreement is not
         -------------
assignable or transferable by Licensee in any manner whatsoever. Any attempt to assign or transfer any rights or delegate any duties or obligations which arise under this License Agreement without the written consent of Licensor shall be void and shall cause this License Agreement to terminate immediately except that Licensee, without prior written notice to Licensor, may transfer this License Agreement in the event it is acquired or merged into a third party provided that such third party does not directly compete with Licensor.

     (g) Applicable Law.  This License Agreement shall be governed by and
         --------------
interpreted in accordance with the laws of the State of California, United States of America, without reference to its conflicts of law rules. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this License Agreement. The language of this License Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Licensee (i) agrees that any action arising out of or in connection with this License Agreement may be brought in courts of the State of California or the United States District Court for the Northern District of California, (ii) hereby consents to the jurisdiction of

                                    6 of 8
the courts of the State of California and the United States District Court for the Northern District of California, and (iii) agrees that, whenever Licensee is requested to execute one or more documents evidencing such consent, it shall do so immediately.

     (h) Section Headings.  Title and headings of sections of this License
         ----------------
Agreement are for convenience of reference only and shall not affect the construction of any provision of this License Agreement.

     (i) Notices. All notices or other communications hereunder shall be in
         -------
writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy and the transmission method is scheduled to deliver within 48 hours, and shall be deemed given when delivered to the address specified below or such other address as may be specified in a written notice delivered in accordance with this Section 9(i).

  If to Licensee:    The Failure Group, Inc.
                     149 Commonwealth Drive
                     P.O. Box 3015
                     Menlo Park, CA 94025
                     Attention:  Michael Gaulke and Terry Boyle

  If to Licensor:    PLG, Inc.
                     4590 MacArthur Blvd.
                     Suite 400
                     Newport Beach, CA 92660
                     Attention:  George Reitter

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person or entity for receipt of notices hereunder.

     (j) Further Action.  The parties agree to do such further acts and things
         --------------
and to execute and deliver such additional agreements and instruments as may reasonably be required to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby.

     (k) Binding Nature.  Subject to the restrictions on Licensee regarding
         --------------
assignment and transfer of rights and obligations under this License Agreement, this License Agreement and the provisions hereof shall be binding upon each of the parties, their successors and assigns.

     (l) Representations; Counterparts.  Each person executing this License
         -----------------------------
Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this License Agreement and to bind such party with respect to all of its obligations hereunder. This License Agreement may be executed (by original or telecopied signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

     (m) Entire Agreement; Survival.  This License Agreement, including any
         --------------------------
Attachments or Exhibits, states the entire agreement between the parties and supersedes all proposals, oral or written, and all other communications between the parties respecting the subject matter hereof, and supersedes any and

                                    7 of 8
all prior understandings, representations, warranties or agreements (whether oral or written) between Licensor and Licensee respecting the subject matter hereof. This License Agreement may only be changed by an agreement in writing executed by the parties hereto. The terms of Sections 3, 4, 6 and 8 hereof shall survive the termination of this License Agreement.

                                 ACKNOWLEDGMENT

     EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS LICENSE AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND FURTHER AGREES THAT IT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE LICENSE AGREEMENT BETWEEN THE PARTIES, WHICH SUPERSEDES ALL PROPOSALS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN LICENSOR AND LICENSEE RELATING TO THE SUBJECT MATTER OF THIS LICENSE AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the day and year first above written.

Licensor                                Licensee

PLG, INC.                               THE FAILURE GROUP, INC.

By: /s/ James J. Johnson                By: /s/ Michael R. Gaulke
   -----------------------------           -----------------------------
Name: James J. Johnson                  Name: Michael R. Gaulke
     ---------------------------             ---------------------------
Title: Executive Vice President         Title: Chief Executive Officer
      --------------------------              --------------------------

                                    8 of 8

                                   Schedule 1

Licensed Software:

     1.   Licensed Software to be Provided to Licensee

          Riskman

     2.   License Commencement Date:  September 18, 1997

     3.   Use of Product

          3.1 Number of Authorized Copies allowed under this License Agreement is two (2).